Exhibit 10.19

Execution Version

$250,000,000

CREDIT AGREEMENT

Dated as of January 31, 2007,

Among

VERSO PAPER FINANCE HOLDINGS LLC,

as Co-obligor,

VERSO PAPER FINANCE HOLDINGS INC.,

as Co-obligor,

THE LENDERS PARTY HERETO,

CREDIT SUISSE,

as Administrative Agent,

and

CITIGROUP GLOBAL MARKETS INC.,

as Syndication Agent,

CREDIT SUISSE SECURITIES (USA) LLC,

as Joint Lead Arranger and Joint Bookrunning Manager

and

CITIGROUP GLOBAL MARKETS INC.,

as Joint Lead Arranger and Joint Bookrunning Manager

i

EXHIBITS AND SCHEDULES

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Legal Opinion
Exhibit C	Form of Note

Schedule 1.01(c)	Immaterial Subsidiaries
Schedule 2.01	Commitments and Lenders
Schedule 3.07(b)	Possession under Leases
Schedule 3.08(a)	Subsidiaries
Schedule 3.16	Environmental Matters
Schedule 3.21	Insurance

v

CREDIT AGREEMENT (this “Agreement”), dated as of January 31, 2007, among VERSO PAPER FINANCE HOLDINGS LLC, a Delaware limited liability company (the “Company”), VERSO PAPER FINANCE HOLDINGS INC., a Delaware corporation (“Finance Holdco” and, together with the Company, the “Co-obligors”), the LENDERS (as hereinafter defined) from time to time party hereto, CREDIT SUISSE, as administrative agent for the Lenders (“CS” or, together with any successor administrative agent appointed pursuant hereto, in such capacity, the “Administrative Agent”) and CITIGROUP GLOBAL MARKETS INC., as syndication agent (in such capacity, the “Syndication Agent”).

WHEREAS, the Company intends to pay a distribution to its equity holders and to enter into certain other transactions related thereto (the “Contemplated Transactions”);

WHEREAS, in connection with the consummation of the Contemplated Transactions and the payment of certain fees and expenses related thereto, the Company has requested the Lenders to extend credit in the form of Loans on the Closing Date in an initial aggregate principal amount not in excess of $250,000,000.

NOW, THEREFORE, the Lenders are willing to extend such credit to the Co-obligors on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABR Loan” shall mean a Loan bearing interest at a rate equal to the ABR plus the Applicable Margin.

“ABR” shall mean, for any day, a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of (a) the rate of interest per annum determined by CS as its prime rate in effect at its principal office in New York, New York, and notified to the Company and (b)  1/2 of 1% per annum above the Federal Funds Rate.

“Acquired Indebtedness” means, with respect to any specified Person:

(i) Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person, and

(ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition” means the acquisition by Affiliates of the Sponsors of certain assets and equity interests in certain entities, in each case relating to the catalog and magazine paper business of the International Paper Company, a New York corporation, pursuant to the terms of the Agreement of Purchase and Sale.

“Acquisition Documents” means the Agreement of Purchase and Sale and any other document entered into in connection therewith, in each case as amended, supplemented or modified from time to time prior to the Closing Date or thereafter (so long as any amendment, supplement or modification after the Closing Date, together with all other amendments, supplements and modifications after the Closing Date, taken as a whole, is not more disadvantageous to the Lenders in any material respect than the Acquisition Documents as in effect on the Closing Date).

“Adjusted EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication, to the extent the same was deducted in calculating Consolidated Net Income:

(1) Consolidated Taxes; plus

(2) Consolidated Interest Expense; plus

(3) Consolidated Non-cash Charges; plus

(4) business optimization expenses and other restructuring charges or expenses (which, for the avoidance of doubt, shall include, without limitation, the effect of inventory optimization programs, plant closures, retention, systems establishment costs and excess pension charges); provided that with respect to each business optimization expense or other restructuring charge, the Company shall have delivered to the Administrative Agent an Officers’ Certificate specifying and quantifying such expense or charge and stating that such expense or charge is a business optimization expense or other restructuring charge, as the case may be; plus

(5) the amount of management, monitoring, consulting and advisory fees and related expenses paid to the Sponsors (or any accruals relating to such fees and related expenses) during such period pursuant to the terms of the agreements between the Sponsors and the Company and its Subsidiaries as described with particularity in the Opco Offering Circular and as in effect on the Closing Date; plus

(6) non-operating expenses (minus non-operating income);

less, without duplication,

(7) non-cash items increasing Consolidated Net Income for such period (excluding the recognition of deferred revenue or any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period and any items for which cash was received in a prior period).

“Adjusted LIBOR” shall mean, with respect to any Interest Period, an interest rate per annum equal to the product of (a) the LIBOR in effect for such Interest Period and (b) Statutory Reserves.

“Administrative Agent” shall have the meaning assigned to such term in the preamble hereto.

“Administrative Questionnaire” shall have the meaning set forth in Section 9.06(b)(ii)(D).

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Agents” shall mean the Administrative Agent and the Syndication Agent.

“Agreement” shall have the meaning assigned to such term in the preamble hereto, as amended from time to time in accordance with the terms hereof.

“Agreement of Purchase and Sale” means the agreement of purchase and sale, dated as of June 4, 2006, by and among International Paper Company, a New York corporation, CMP Investments LP, a Delaware limited partnership (now known as Verso Paper Investments LP), and CMP Holdings LLC, a Delaware limited liability company (now known as Verso Paper Holdings LLC), as amended, supplemented or modified from time to time.

“Applicable Margin” shall mean for each Interest Period means 6.25% (or 5.25% in the case of an ABR Loan).

“Approved Fund” shall have the meaning assigned to such term in Section 9.06(b).

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale/Leaseback Transaction) outside the ordinary course of business of the Company or any Restricted Subsidiary of the Company (each referred to in this definition as a “disposition”) or

(2) the issuance or sale of Equity Interests (other than directors’ qualifying shares and shares issued to foreign nationals or other third parties to the extent required by applicable law) of any Restricted Subsidiary (other than to the Company or another Restricted Subsidiary of the Company) (whether in a single transaction or a series of related transactions), in each case other than:

(a) a disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out property or equipment in the ordinary course of business;

(b) the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to Section 5.01 or any disposition that constitutes a Change of Control;

(c) any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under Section 6.04;

(d) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary, which assets or Equity Interests so disposed or issued have an aggregate Fair Market Value of less than $10.0 million;

(e) any disposition of property or assets, or the issuance of securities, by a Restricted Subsidiary of the Company to the Company or by the Company or a Restricted Subsidiary of the Company to a Restricted Subsidiary of the Company;

(f) any exchange of assets (including a combination of assets and Cash Equivalents) for assets related to a Similar Business of comparable or greater market value or usefulness to the business of the Company and its Restricted Subsidiaries as a whole, as determined in good faith by the Company, which in the event of an exchange of assets with a Fair Market Value in excess of (A) $10.0 million shall be evidenced by an Officers’ Certificate, and (B) $20.0 million shall be set forth in a resolution approved in good faith by at least a majority of the Board of Directors of the Company;

(g) foreclosure on assets of the Company or any of its Restricted Subsidiaries;

(h) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i) the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(j) any sale of inventory or other assets in the ordinary course of business;

(k) any grant in the ordinary course of business of any license of patents, trademarks, know-how or any other intellectual property;

(l) a transfer of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Financing; and

(m) the sale of any property in a Sale/Leaseback Transaction within six months of the acquisition of such property.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent and the Co-obligors (if required by Section 9.06, in the form of Exhibit A or such other form as shall be approved by the Administrative Agent).

“Bank Indebtedness” means any and all amounts payable under or in respect of the Opco Credit Agreement and the other Senior Credit Documents as amended, restated, supplemented, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time (including after termination of the Opco Credit Agreement), including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to either of Opco or Finance Co whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” means, as to any Person, the board of directors or managers, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in New York City and, with respect to the determination of Interest Periods and LIBOR, a day that is a London Banking Day.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock or shares;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Contribution Amount” means the aggregate amount of cash contributions made to the capital of the Company described in the definition of “Contribution Indebtedness.”

“Cash Equivalents” means:

(1) U.S. Dollars, pounds sterling, euros, the national currency of any member state in the European Union or, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2) securities issued or directly and fully guaranteed or insured by the U.S. government or any country that is a member of the European Union or any agency or instrumentality thereof in each case maturing, not more than two years from the date of acquisition;

(3) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $250 million and whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency);

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper issued by a corporation (other than an Affiliate of the Company) rated at least “A-1” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within one year after the date of acquisition;

(6) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(7) Indebtedness issued by Persons (other than the Sponsors or any of their Affiliates) with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s in each case with maturities not exceeding two years from the date of acquisition; and

(8) investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (7) above.

“Cash Interest” shall have the meaning set forth in Section 2.08(a).

“Change of Control” shall mean the occurrence of any of the following events:

(i) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of the Company and its Subsidiaries, taken as a whole, to a Person (other than any of the Permitted Holders or any group, within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision, that includes any of the Permitted Holders); or

(ii) the Co-obligors become aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any of the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock of the Company or any direct or indirect parent of the Company; or

(iii) individuals who on the Closing Date constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors of the Company or whose nomination for election by the shareholders of the Company was approved by (a) a vote of a majority of the directors of the Company then still in office who were either directors on the Closing Date or whose election or nomination for election was previously so approved or (b) the Permitted Holders) cease for any reason to constitute a majority of the Board of Directors of the Company then in office.

“Closing Date” shall mean the date on which all the conditions set forth in Article IV shall have been satisfied or waived and the Loans are made.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Loans hereunder as set forth on Schedule 2.01. The initial aggregate amount of each Lender’s Commitment is $250,000,000.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, the interest component of Capitalized Lease Obligations, and net payments and receipts (if any) pursuant to interest rate Hedging Obligations and excluding amortization of deferred financing fees, expensing of any bridge or other financing fees and the amortization of original issue discount on the payment of non-cash interest relating to the Loans; plus

(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; plus

(3) commissions, discounts, yield and other fees and charges Incurred in connection with any Receivables Financing which are payable to Persons other than the Company and its Restricted Subsidiaries; minus

(4) interest income for such period.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis; provided, however, that:

(1) any net after-tax extraordinary, nonrecurring or unusual gains or losses or income, expenses or charges (less all fees and expenses relating thereto), including, without limitation, any expenses related to any reconstruction, recommissioning or reconfiguration of fixed assets for alternate uses, any expenses constituting transition expenses attributable to the Company becoming an independent operating company in connection with the Transactions, any severance expenses, and fees, expenses or charges related to any Equity Offering, Permitted Investment, acquisition or Indebtedness permitted to be Incurred by this Agreement (in each case, whether or not successful), including any such fees, expenses, charges or change of control payments made under the Acquisition Documents or otherwise related to the Transactions, in each case, shall be excluded;

(2) any increase in amortization or depreciation or any one-time non-cash charges increases or reductions in Net Income, in each case resulting from purchase accounting in connection with the Transactions or any acquisition that is consummated after August 1, 2006 shall be excluded;

(3) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(4) any net after-tax income or loss from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations shall be excluded;

(5) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Board of Directors of the Company) shall be excluded;

(6) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness shall be excluded;

(7) the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period;

(8) solely for the purpose of determining the amount available for Restricted Payments under clause (A) of the definition of Cumulative Credit, the Net Income for such period of any Restricted Subsidiary (other than Finance Holdco) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived and other than as may be permitted under Section 6.05; provided that the Consolidated Net Income of such Person shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by any such Restricted Subsidiary to such Person, to the extent not already included therein;

(9) an amount equal to the amount of Tax Distributions actually made to any parent or equity holder of such Person in respect of such period in accordance with Section 6.04(b)(xii) shall be included as though such amounts had been paid as income taxes directly by such Person for such period;

(10) any non-cash impairment charges resulting from the application of Statement of Financial Accounting Standards (“SFAS”) Nos. 142 and 144 and the amortization of intangibles arising pursuant to SFAS No. 141 shall be excluded;

(11) any non-cash expense realized or resulting from employee benefit plans or post-employment benefit plans, grants of stock appreciation or similar rights, stock options or other rights to officers, directors and employees of such Person or any of its Restricted Subsidiaries shall be excluded;

(12) any (a) severance or relocation costs or expenses, (b) one-time non-cash compensation charges, (c) the costs and expenses after August 1, 2006 related to employment of terminated employees, (d) costs or expenses realized in connection with, resulting from or in anticipation of the Transactions or (e) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights existing on the Closing Date of officers, directors and employees, in each case of such Person or any of its Restricted Subsidiaries, shall be excluded;

(13) accruals and reserves that are established within 12 months after the Closing Date and that are so required to be established in accordance with GAAP shall be excluded;

(14) solely for purposes of calculating Adjusted EBITDA, (a) the Net Income of any Person and its Restricted Subsidiaries shall be calculated without deducting the income attributable to, or adding the losses attributable to, the minority equity interests of third parties in any non-wholly-owned Restricted Subsidiary except to the extent of dividends declared or paid in respect of such period or any prior period on the shares of Capital Stock of such Restricted Subsidiary held by such third parties and (b) any ordinary course dividend, distribution or other payment paid in cash and received from any Person in excess of amounts included in clause (7) above shall be included;

(15) (a)(i) the non-cash portion of “straight-line” rent expense shall be excluded and (ii) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense shall be included and (b) non-cash gains, losses, income and expenses resulting from fair value accounting required by Statement of Financial Accounting Standards No. 133 shall be excluded;

(16) unrealized gains and losses relating to hedging transactions and mark-to-market of Indebtedness denominated in foreign currencies resulting from the applications of Financial Accounting Standards 52 shall be excluded;

(17) solely for the purpose of calculating Restricted Payments, the difference, if positive, of the Consolidated Taxes of the Company calculated in accordance with GAAP and the actual Consolidated Taxes paid in cash by the Company during any Reference Period shall be included; and

(18) solely for the purpose of determining the amount available for Restricted Payments under clause (A) of the definition of Cumulative Credit, the amortization of original issue discount and the payment of non-cash interest relating to the Loans shall be excluded.

Notwithstanding the foregoing, for the purpose of Section 6.04 only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries of the Company or a Restricted Subsidiary of the Company to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under clauses (D) and (E) of the definition of “Cumulative Credit.”

“Consolidated Non-cash Charges” means, with respect to any Person for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person for such period on a consolidated basis and otherwise determined in accordance with GAAP, but excluding any such charge which consists of or requires an accrual of, or cash reserve for, anticipated cash charges for any future period.

“Consolidated Taxes” means provision for taxes based on income, profits or capital, including, without limitation, state, franchise and similar taxes and any Tax Distributions taken into account in calculating Consolidated Net Income.

“Consolidated Total Assets” shall mean, as of any date, the total assets of Company and its consolidated Subsidiaries, determined in accordance with GAAP, as set forth on the consolidated balance sheet of the Company as of such date.

“Contemplated Transactions” shall have the meaning assigned to such term in the preamble hereto.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation; or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contribution Indebtedness” means Indebtedness of any Co-obligor or any Restricted Subsidiary in an aggregate principal amount not greater than twice the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of such Co-obligor or such Restricted Subsidiary after the Closing Date; provided that:

(1) such cash contributions have not been used to make a Restricted Payment,

(2) if the aggregate principal amount of such Contribution Indebtedness is greater than the aggregate amount of such cash contributions to the capital of such Co-obligor or such Restricted Subsidiary, as the case may be, the amount in excess shall be Indebtedness (other than Secured Indebtedness) with a Stated Maturity later than the Stated Maturity of the Loans, and

(3) such Contribution Indebtedness (a) is Incurred within 180 days after the making of such cash contributions and (b) is so designated as Contribution Indebtedness pursuant to an Officers’ Certificate on the Incurrence date thereof.

“Cumulative Credit” shall mean the sum of (without duplication):

(A) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period, the “Reference Period”) from July 1, 2006 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus

(B) 100% of the aggregate net proceeds, including cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash, received by the Company after August 1, 2006, from the issue or sale of

Equity Interests of the Company (excluding Refunding Capital Stock, Designated Preferred Stock, Excluded Contributions, Disqualified Stock and the Cash Contribution Amount), including Equity Interests issued upon conversion of Indebtedness or Disqualified Stock or upon exercise of warrants or options (other than an issuance or sale to a Restricted Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries), plus

(C) 100% of the aggregate amount of contributions to the capital of the Company received in cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash after August 1, 2006 (other than Excluded Contributions, Refunding Capital Stock, Designated Preferred Stock, Disqualified Stock and the Cash Contribution Amount), plus

(D) the principal amount of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock of the Company or any Restricted Subsidiary thereof issued after August 1, 2006 (other than Indebtedness or Disqualified Stock issued to a Restricted Subsidiary) which has been converted into or exchanged for Equity Interests in the Company (other than Disqualified Stock) or any direct or indirect parent of the Company (provided in the case of any parent, such Indebtedness or Disqualified Stock is retired or extinguished), plus

(E) 100% of the aggregate amount received by the Company or any Restricted Subsidiary in cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash received by the Company or any Restricted Subsidiary from:

(i) the sale or other disposition (other than to the Company or a Restricted Subsidiary of the Company) of Restricted Investments made by the Company and its Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from the Company and its Restricted Subsidiaries by any Person (other than the Company or any of its Restricted Subsidiaries) and from repayments of loans or advances which constituted Restricted Investments (other than in each case to the extent that the Restricted Investment was made pursuant to clause (vii) or (x) of Section 6.04(b)),

(ii) the sale (other than to the Company or a Restricted Subsidiary of the Company) of the Capital Stock of an Unrestricted Subsidiary, or

(iii) a distribution or dividend from an Unrestricted Subsidiary, plus

(F) in the event any Unrestricted Subsidiary of the Company has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company, the Fair Market Value (as determined in accordance with the next succeeding sentence) of the Investment of the Company in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), after taking into account any

Indebtedness associated with the Unrestricted Subsidiary so designated or combined or any Indebtedness associated with the assets so transferred or conveyed (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to clause (vii) or (x) of Section 6.04(b) or constituted a Permitted Investment).

The Fair Market Value of property other than cash covered by clauses (B), (C), (D), (E) and (F) of this definition of “Cumulative Credit” shall be determined in good faith by the Company and

(x) in the event of property with a Fair Market Value in excess of $10.0 million, shall be set forth in an Officers’ Certificate or

(y) in the event of property with a Fair Market Value in excess of $20.0 million, shall be set forth in a resolution approved by at least a majority of the Board of Directors of the Company.

“Default” shall mean any event or condition that upon notice, lapse of time or both would constitute an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of Opco or any direct or indirect parent of Opco, as applicable (other than Disqualified Stock), that is issued for cash (other than to the Company or any of its Subsidiaries or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate, on the issuance date thereof.

“Determination Date” with respect to an Interest Period will be the second London Banking Day preceding the first day of such Interest Period.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event:

(1) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale; provided that the relevant asset sale or change of control provisions, taken as a whole, are no more favorable in any material respect to holders of such Capital Stock than the asset sale and change of control provisions applicable to the Loans and any purchase requirement triggered thereby may not become operative until compliance with the asset sale and change of control provisions applicable to the Loans (including the purchase of any Loans elected to be prepaid pursuant thereto)),

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock of such Person, or

(3) is redeemable at the option of the holder thereof, in whole or in part,

in each case prior to 91 days after the maturity date of the Loans; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Domestic Subsidiary” means a Restricted Subsidiary that is not a Foreign Subsidiary.

“environment” shall mean ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna, the workplace or as otherwise defined in any Environmental Law.

“Environmental Laws” shall mean all applicable laws (including common law), rules, regulations, codes, ordinances, orders, decrees, directives, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the generation, management, Release or threatened Release of, or exposure to, any Hazardous Material or to health and safety matters (to the extent relating to the environment or Hazardous Materials).

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and any final regulations promulgated and the rulings issued thereunder.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Company or a Subsidiary of the Company, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any Reportable Event or the requirements of Section 4043(b) of ERISA apply with respect to a Plan; (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the incurrence by the Company, a Subsidiary of the Company or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (e) the receipt by the Company, a Subsidiary of the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (f) the incurrence by the Company, a Subsidiary of the Company or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (g) the receipt by the Company, a Subsidiary of the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company, a Subsidiary of the Company or any ERISA Affiliate of any notice, concerning the impending imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (h) the conditions for imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; or (i) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA.

“Event of Default” shall have the meaning assigned to such term in Section 7.01.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contributions” means the Cash Equivalents or other assets (valued at their Fair Market Value as determined in good faith by senior management or the Board of Directors of the Company) received by the Company after August 1, 2006 from:

(1) contributions to its common equity capital, and

(2) the sale (other than to a Subsidiary of the Company or to any Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Company,

and in each case that is designated as Excluded Contributions pursuant to an Officers’ Certificate on or promptly after the date such capital contributions are made or the date such Capital Stock is sold, as the case may be.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of the Co-obligors hereunder, the following taxes, including interest, penalties or other additions thereto:

(a) income taxes imposed on (or measured by) its net income or franchise taxes imposed on (or measured by) its gross or net income by the United States of

America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, in each case including any political subdivision thereof,

(b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above,

(c) any withholding tax that is attributable to a Lender’s failure to comply with Section 2.17(d) (other than as a result of a change in law), and

(d) any withholding tax that is in effect and would apply to amounts payable hereunder by the Co-obligors at the time such Lender becomes a party to this Agreement (or designates a new Lending Office),

except, in the case of clause (d) above, to the extent that (i) such Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Co-obligors with respect to any withholding tax pursuant to Section 2.17(a) or (ii) such withholding tax shall have resulted from the making of any payment to a location other than the office designated by the Administrative Agent or such Lender for the receipt of payments of the applicable type.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Finance Co” means Verso Paper Inc., a Delaware corporation, and its successors, co-obligor of the Opco Notes.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of Adjusted EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any of its Restricted Subsidiaries Incurs, repays, repurchases or redeems any Indebtedness (other than in the case of revolving credit borrowings or revolving advances under any Qualified Receivables Financing, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues, repurchases or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and any operational changes that the Company or any of its Restricted Subsidiaries has both determined to make and made after August 1, 2006 and during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date (each, for purposes of this definition, a “pro forma event”) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations (including the Transactions) discontinued operations and operational changes (and the change of any associated fixed charge obligations and the change in Adjusted EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, consolidation or operational change had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Co-obligors as set forth in an Officers’ Certificate, to reflect (1) operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable pro forma event (including, to the extent applicable, from the Transactions), (2) all adjustments of the nature used in connection with the calculation of “Adjusted EBITDA” as set forth in footnote 4 to the “Summary Historical and Pro Forma Financial Data” under “Offering Circular Summary” in the Opco Offering Circular to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period (including, without limitation, the adjustment set forth therein concerning the termination of unfavorable gas pricing arrangements with respect to any four quarter period that includes the first fiscal quarter of 2006) and (3) elections and options of the Company available in the relevant agreements as determined in good faith by such responsible financial or accounting officer.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Co-obligors may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1) Consolidated Interest Expense of such Person for such period, and

(2) all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person and its Restricted Subsidiaries.

“Flow Through Entity” means an entity that is treated as a partnership not taxable as a corporation, a grantor trust or a disregarded entity for U.S. federal income tax purposes or subject to treatment on a comparable basis for purposes of state, local or foreign tax law.

“Foreign Lender” shall mean any Lender that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“Foreign Subsidiary” means a Restricted Subsidiary not organized or existing under the laws of the United States of America or any state or territory or the District of Columbia thereof and any direct or indirect subsidiary of such Restricted Subsidiary.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Closing Date. For the purposes of this Agreement, the term “consolidated” with respect to any Person shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment.

“Governmental Authority” shall mean any federal, state, local or foreign court or governmental agency, authority, instrumentality, regulator or regulatory or legislative body.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Hazardous Materials” shall mean all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including explosive or radioactive substances or petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls or radon gas, of any nature subject to regulation or which can give rise to liability under any Environmental Law.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates and/or commodity prices.

“Immaterial Subsidiary” shall mean any Subsidiary that (a) did not, as of the last day of the fiscal quarter of the Company most recently ended, have assets with a value in excess of 5.0% of the Consolidated Total Assets or revenues representing in excess of 5.0% of total revenues of the Company and its Subsidiaries on a consolidated basis as of such date, and (b) taken together with all Immaterial Subsidiaries as of the last day of the fiscal quarter of the Company most recently ended, did not have assets with a value in excess of 10% of Consolidated Total Assets or revenues representing in excess of 10% of total revenues of the Company and its Subsidiaries on a consolidated basis as of such date. Each Immaterial Subsidiary shall be set forth in Schedule 1.01(c).

“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

“Indebtedness” means, with respect to any Person:

(1) the principal and premium (if any) of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property, except any such balance that constitutes a trade payable or similar obligation to a trade creditor due within six months from the date on which it is Incurred, in each case Incurred in the ordinary course of business, which purchase price is due more than six months after the date of placing the property in service or taking delivery and title thereto, (d) in respect of Capitalized Lease Obligations, or (e) representing any Hedging Obligations, if and to the extent that any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2) to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business);

(3) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person; and

(4) to the extent not otherwise included, with respect to the Company and its Restricted Subsidiaries, the amount then outstanding (i.e., advanced, and received by, and available for use by, the Company or any of its Restricted Subsidiaries) under any Receivables Financing (as set forth in the books and records of the Company or any Restricted Subsidiary and confirmed by the agent, trustee or other representative of the institution or group providing such Receivables Financing);

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (1) Contingent Obligations incurred in the ordinary course of business and not in respect of borrowed money, (2) deferred or prepaid revenues, (3) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller, (4) Obligations under or in respect of Qualified Receivables Financing, or (5) obligations under the Acquisition Documents.

Notwithstanding anything in this Agreement to the contrary, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Agreement as a result of accounting for any embedded derivatives created by the terms of such Indebtedness; and any such amounts that would have constituted Indebtedness under this Agreement but for the application of this sentence shall not be deemed an Incurrence of Indebtedness under this Agreement.

“Indemnified Taxes” shall mean all Taxes other than Excluded Taxes and Other Taxes.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant, in each case of nationally recognized standing, that is, in the good faith determination of the Company, qualified to perform the task for which it has been engaged.

“Information” shall have the meaning assigned to such term in Section 3.14(a).

“Information Memorandum” shall mean the Confidential Information Memorandum, dated January 24, 2007, as modified or supplemented prior to the Closing Date.

“Interest Payment Date” shall mean the first Business Day of each February, May, August and November of each year, commencing on May 1, 2007, or such other date as determined pursuant to Section 2.09.

“Interest Period” means the period commencing on and including an Interest Payment Date and ending on and including the day immediately preceding the next succeeding Interest Payment Date, with the exception that the first Interest Period shall commence on and include the Closing Date and end on and include April 30, 2007.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents),

(2) securities that have a rating equal to or higher than Baa3 (or equivalent) by Moody’s or BBB- (or equivalent) by S&P, or an equivalent rating by any other Rating Agency, but excluding any debt securities or loans or advances between and among the Company and its Subsidiaries;

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment and/or distribution, and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of the Company in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and Section 6.04:

(1) “Investments” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

(a) the Company’s “Investment” in such Subsidiary at the time of such redesignation less

(b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company.

“Joint Lead Arrangers” shall mean Credit Suisse Securities (USA) LLC and Citigroup Global Markets Inc.

“Lender” shall mean each financial institution listed on Schedule 2.01, as well as any person that becomes a “Lender” hereunder pursuant to Section 9.06.

“Lending Office” shall mean, as to any Lender, the applicable branch, office, Affiliate or account (if appropriate) of such Lender designated by such Lender to make Loans to the Co-obligors.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); provided that in no event shall an operating lease be deemed to constitute a Lien.

“LIBOR” shall mean, with respect to any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of the relevant Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars (as set forth by the Bloomberg Information Service or any successor thereto or any other service selected by the Administrative Agent which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBOR” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.

“Loan Documents” shall mean this Agreement and any Note.

“Loans” shall mean any loan made by any Lender hereunder pursuant to Section 2.01; provided, however, that other than as set forth in Section 2.01(a), any references to “Loan” shall mean 100% of the principal amount at maturity of the Commitments outstanding at such time; provided, further, that any references to “Loan” shall also include any increases in principal amount of loans as a payment of PIK Interest pursuant to Section 2.08(a).

“Local Time” shall mean New York City time.

“London Banking Day” is any day in which dealings in United States dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

“Management Group” means the group consisting of the directors, executive officers and other management personnel of the Company or any direct or indirect parent of the Company, as the case may be, on the Closing Date together with (1) any new directors whose election by such boards of directors or whose nomination for election by the equity holders of the Company or any direct or indirect parent of the Company, as applicable, was approved by a vote of a majority of the directors of the Company or any direct or indirect parent of the Company, as applicable, then still in office who were either directors on the Closing Date or whose election or nomination was previously so approved and (2) executive officers and other management personnel of the Company or any direct or indirect parent of the Company, as applicable, hired at a time when the directors on the Closing Date together with the directors so approved constituted a majority of the directors of the Company or any direct or indirect parent of the Company, as applicable.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean a material adverse effect on the business, property, operations or condition of the Company and its Subsidiaries, taken as a whole, or the validity or enforceability of any of the Loan Documents or the rights and remedies of the Administrative Agent and the Lenders thereunder.

“Material Subsidiary” shall mean any Subsidiary other than an Immaterial Subsidiary.

“Maturity Date” shall mean February 1, 2013.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Co-obligors or any Subsidiary or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding six plan years made or accrued an obligation to make contributions.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring Person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto) or any Tax Distributions resulting therefrom, amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to Section 6.06(b)(i)) to be paid as a result of such transaction, and any deduction of appropriate amounts to be provided by the Company as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Non-Consenting Lender” shall have the meaning assigned to such term in Section 9.07(b).

“Note” shall mean any promissory note issued to a Lender that evidences the Loans extended by such Lender to the Co-obligors.

“Notice of Borrowing” shall have the meaning assigned to such term in Section 2.03.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness; provided that Obligations with respect to the Loans shall not include fees or indemnifications in favor of the Administrative Agent and other third parties other than the Lenders.

“Officer” means the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Company or Finance Holdco.

“Officers’ Certificate” means a certificate signed on behalf of the Company by two Officers of the Company, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company that meets the requirements set forth in this Indenture; provided, however, that in the case of any Officers’ Certificate that is dated the Closing Date, only one Officer shall be required to sign such Officers’ Certificate.

“Opco” means Verso Paper Holdings LLC, a Delaware limited liability company, and its successors.

“Opco Credit Agreement” means (i) the credit agreement, dated as of August 1, 2006, among the Company, Opco, the financial institutions party thereto, and Credit Suisse,

Cayman Islands Branch, as administrative agent, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof, and (ii) whether or not the credit agreement referred to in clause (i) remains outstanding, if designated by the Company to be included in the definition of “Opco Credit Agreement,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“Opco Indentures” means the indentures governing the Opco Notes, as amended, supplemented or modified from time to time.

“Opco Notes” means Opco’s 9 1/8% Second Priority Senior Secured Fixed Rate Notes due 2014, Second Priority Senior Secured Floating Rate Notes due 2014 and 11 3/8% Senior Subordinated Notes due 2016.

“Opco Offering Circular” means the final offering circular, dated July 26, 2006, related to the Opco Notes.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Administrative Agent. The counsel may be an employee of or counsel to the Company or the Administrative Agent.

“Optional Prepayment Premium” means (i) 2.00% of the principal amount of the Loans prepaid at the option of the Co-Obligors pursuant to Section 2.14 during the 12-month period commencing on February 1, 2007, and (ii) 1.00% of the principal amount prepaid at the option of the Co-Obligors pursuant to Section 2.14 during the 12-month period commencing February 1, 2008.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, the Loan Documents, and any and all interest and penalties related thereto.

“Pari Passu Indebtedness” means the Loans and any Indebtedness which ranks pari passu in right of payment to the Loans.

“Participant” shall have the meaning assigned to such term in Section 9.06(c)(i).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Holders means, at any time, each of (i) the Sponsors and (ii) the Management Group. Any person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of this Agreement will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(1) any Investment in the Company or any Restricted Subsidiary;

(2) any Investment in Cash Equivalents or Investment Grade Securities;

(3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of the Company, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4) any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of Section 6.06 or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on, or made pursuant to binding commitments existing on, the Closing Date;

(6) advances to employees not in excess of $15.0 million outstanding at any one time in the aggregate;

(7) any Investment acquired by the Company or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8) Hedging Obligations permitted under Section 6.03(b)(x);

(9) any Investment by the Company or any of its Restricted Subsidiaries in a Similar Business having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (9) that are at that time outstanding, not to exceed the greater of (x) $100.0 million and (y) 7.5% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (9) is made in any Person that is not a Restricted Subsidiary of the Company at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Company after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (9) for so long as such Person continues to be a Restricted Subsidiary;

(10) additional Investments by the Company or any of its Restricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding, not to exceed the greater of (x) $100.0 million and (y) 7.5% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(11) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case Incurred in the ordinary course of business;

(12) Investments the payment for which consists of Equity Interests of the Company (other than Disqualified Stock) or any direct or indirect parent of the Company, as applicable; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (C) of the definition of “Cumulative Credit”;

(13) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of Section 6.07(b) (except transactions described in clauses (ii), (vi), (vii) and (xi)(b) of such Section);

(14) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(15) guarantees issued in accordance with Sections 6.03 and 6.11;

(16) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

(17) any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness; provided, however, that any Investment in a Receivables Subsidiary is in the form of a Purchase Money Note, contribution of additional receivables or an equity interest;

(18) additional Investments in joint ventures of the Company or any of its Restricted Subsidiaries existing on the Closing Date not to exceed $20 million at any one time; and

(19) Investments of a Restricted Subsidiary of the Company acquired after the Closing Date or of an entity merged into, amalgamated with, or consolidated with a Restricted Subsidiary of the Company in a transaction that is not prohibited by Section 5.01 after the Closing Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation.

“Permitted Liens” means, with respect to any Person:

(1) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(3) Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;

(4) Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties, Liens arising out of timber cutting, hauling or sales contracts, or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) (A) Liens on assets of a Restricted Subsidiary securing Indebtedness of such Restricted Subsidiary permitted to be Incurred pursuant to Section 6.03 and (B) Liens securing Indebtedness permitted to be Incurred pursuant to clause (ii)(B), (iv), (xii) or (xx) of Section 6.03(b) (provided that in the case of clause (xx), such Lien does not extend to the property or assets of the Company);

(7) Liens existing on the Closing Date;

(8) Liens on assets, property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary of the Company);

(9) Liens on assets or property at the time the Company or a Restricted Subsidiary of the Company acquired the assets or property, including any acquisition by means of a merger, amalgamation or consolidation with or into the Company or any Restricted Subsidiary of the Company; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other property owned by the Company or any Restricted Subsidiary of the Company;

(10) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary of the Company permitted to be Incurred in accordance with Section 6.03;

(11) Liens securing Hedging Obligations not incurred in violation of this Agreement; provided that with respect to Hedging Obligations relating to Indebtedness, such Lien extends only to the property securing such Indebtedness;

(12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(14) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(15) Liens in favor of the Co-obligors or any Restricted Subsidiary;

(16) Liens on accounts receivable and related assets of the type specified in the definition of “Receivables Financing” Incurred in connection with a Qualified Receivables Financing;

(17) deposits made in the ordinary course of business to secure liability to insurance carriers;

(18) Liens on the Equity Interests of Unrestricted Subsidiaries;

(19) grants of software and other technology licenses in the ordinary course of business;

(20) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6)(B), (7), (8), (9), (10), (11) and (15); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6)(B), (7), (8), (9), (10), (11) and (15) at the time the original Lien became a Permitted Lien under this Agreement, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(21) Liens on equipment of the Company or any Restricted Subsidiary granted in the ordinary course of business to the Company’s or such Restricted Subsidiary’s client at which such equipment is located;

(22) judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(23) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(24) Liens incurred to secure cash management services in the ordinary course of business;

(25) other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed $20.0 million at any one time outstanding; and

(26) Liens pursuant to the Security Documents (as defined in the Opco Credit Agreement).

“Person” or “person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“PIK Interest” shall have the meaning set forth in Section 2.08(a).

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code and in respect of which the Co-obligors, any Subsidiary or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

“Purchase Money Note” means a promissory note of a Receivables Subsidiary evidencing a line of credit, which may be irrevocable, from the Company or any Subsidiary of the Company to a Receivables Subsidiary in connection with a Qualified Receivables Financing, which note is intended to finance that portion of the purchase price that is not paid by cash or a contribution of equity.

“Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

(1) the Board of Directors of the Company shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Company and the Receivables Subsidiary;

(2) all sales of accounts receivable and related assets to the Receivables Subsidiary are made at Fair Market Value (as determined in good faith by the Company); and

(3) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Company) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of the Company or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) to secure Bank Indebtedness, Indebtedness in respect of the Opco Notes or any Refinancing Indebtedness with respect to the Opco Notes shall not be deemed a Qualified Receivables Financing.

“Rating Agency” means (1) each of Moody’s and S&P and (2) if Moody’s or S&P ceases to rate the Loans for reasons outside of the Co-obligors’ control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Company or any direct or indirect parent of the Company as a replacement agency for Moody’s or S&P, as the case may be.

“Real Property” means, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased by the Company and its Restricted Subsidiaries, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures incidental to the ownership or lease thereof.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interests issued or sold in connection with, and all other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Financing.

“Receivables Financing” means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by the Company or any of its Subsidiaries); and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by the Company or any such Subsidiary in connection with such accounts receivable.

“Receivables Purchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means a Wholly Owned Restricted Subsidiary of the Company (or another Person formed for the purposes of engaging in Qualified Receivables Financing with the Company in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any Subsidiary of the Company transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Company and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Company (as provided below) as a Receivables Subsidiary and:

(a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any other Subsidiary of the Company (excluding guarantees of obligations (other than the principal of and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Company or any other Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Company or any other Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(b) with which neither the Company nor any other Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms which the Company reasonably believes to be no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company; and

(c) to which neither the Company nor any other Subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Company shall be evidenced to the Administrative Agent by filing with the Administrative Agent a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Register” shall have the meaning assigned to such term in Section 9.06(b)(iv).

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, emanating or migrating in, into, onto or through the environment.

“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

“Representative Amount” means a principal amount that is not less than $1.0 million for a single transaction in the relevant market at the relevant time.

“Required Lenders” shall mean, at any time, Lenders having Loans outstanding, that, taken together, represent more than 50% of the sum of all Loans outstanding.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, with respect to any Person, any Subsidiary of such Person other than an Unrestricted Subsidiary of such Person. Unless otherwise indicated in this Agreement, all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of the Company, including, without limitation, Finance Holdco.

“S&P” shall mean Standard & Poor’s Ratings Group or any successor to the rating agency business thereof.

“Sale and Lease-Back Transaction” means an arrangement relating to property now owned or hereafter acquired by the Company or a Restricted Subsidiary whereby the

Company or a Restricted Subsidiary transfers such property to a Person and the Company or such Restricted Subsidiary leases it from such Person, other than leases between the Company and a Restricted Subsidiary of the Company or between Restricted Subsidiaries of the Company.

“SEC” shall mean the Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Credit Documents” means the collective reference to the Opco Credit Agreement, any notes issued pursuant thereto and the guarantees thereof, and the collateral documents relating thereto, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Similar Business” means a business, the majority of whose revenues are derived from the activities of the Company and its Subsidiaries as of the Closing Date or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

“Sponsors” means (1) one or more investment funds controlled by Apollo Management, L.P. and its Affiliates (collectively, the “Apollo Sponsors”), (2) any Person that forms a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) with any Apollo Sponsors, provided that any Apollo Sponsor (x) owns a majority of the voting power and (y) controls a majority of the Board of Directors of the Company and (3) any other Affiliate of Apollo Management, L.P. that is neither a “portfolio company” (which means a company actively engaged in providing goods or services to unaffiliated customers), whether or not controlled, nor a company controlled by a “portfolio company”.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Company or any Subsidiary of the Company which the Company has determined in good faith to be customary in a Receivables Financing including without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any Indebtedness, the date specified in such Indebtedness as the fixed date on which the final payment of principal of such Indebtedness is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such Indebtedness at the option of the lender thereof upon the happening of any contingency beyond the control of the borrower unless such contingency has occurred).

“Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate, or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. A Loan that is not an ABR Loan shall be deemed to constitute Eurocurrency Liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” means any Indebtedness of the Co-obligors which is by its terms subordinated in right of payment to the Loans.

“Subsidiary” means, with respect to any Person, (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, and (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Syndication Agent” shall have the meaning assigned to such term in the preamble hereto.

“Tax Distributions” means any distributions described in Section 6.04(b)(xii).

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties (including stamp duties), deductions, charges (including ad valorem charges) or withholdings imposed by any Governmental Authority and any and all interest and penalties related thereto.

“Total Assets” means the total consolidated assets of the Company and its Restricted Subsidiaries, as shown on the most recent balance sheet of the Company.

“Transactions” means the Acquisition and the transactions related thereto, the issuance of the Opco Notes, and borrowings made pursuant to the Opco Credit Agreement on August 1, 2006.

“Transferee” shall have the meaning set forth in Section 9.06(e).

“U.S. Government Obligations” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depository receipt.

“U.S.A. Patriot Act” shall mean the U.S.A. Patriot Act, Title III of Pub.L. 107-56 (signed into law October 26, 2001).

“U.S. Dollars” or “$” shall mean lawful money of the United States of America.

“Unfunded Pension Liability” means the excess of a Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan’s assets, determined in accordance with the assumptions used for funding the Plan pursuant to Section 412 of the Code for the applicable plan year.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries; provided, further, however, that either:

(a) the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

(b) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under Section 6.04.

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x) (A) if the designated Subsidiary is a Subsidiary of the Company or any of its Restricted Subsidiaries (but is not a Subsidiary of Opco or any of its Restricted Subsidiaries) (1) the Company could Incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described in clause (i) of Section 6.03(a) or (2) the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation, or (B) if the designated Subsidiary is a Subsidiary of Opco or any of its Restricted Subsidiaries (1) Opco could Incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described in clause (ii) of Section 6.03(a) or (2) the Fixed Charge Coverage Ratio for Opco and its Restricted Subsidiaries would be greater than such ratio for the Opco and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation

(y) no Event of Default shall have occurred and be continuing.

Any such designation by the Board of Directors of the Company shall be evidenced to the Administrative Agent by promptly filing with the Administrative Agent a copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares required to be held by Foreign Subsidiaries) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Terms Generally. The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time.

ARTICLE II

The Credits

SECTION 2.01. Commitments.

(a) Subject to and upon the terms and conditions herein set forth, each Lender having a Commitment severally agrees to make a Loan or Loans on the Closing Date to the Co-obligors in U.S. Dollars in an aggregate amount equal to 99.00% of the respective Commitment of such Lender.

(b) Such Loans (i) shall be made on the Closing Date, (ii) may be repaid or prepaid in accordance with the provisions hereof, but once repaid or prepaid, may not be reborrowed, (iii) shall not exceed for any such Lender the Commitment of such Lender and (iv) shall not exceed in the aggregate the total of all Commitments. On the Maturity Date, all then unpaid Loans (which, for the avoidance of doubt, shall equal an aggregate principal amount at maturity of $250,000,000, less any repayments prior to the Maturity Date, plus any PIK Interest thereon that may be added to the principal amount) shall be repaid in full.

(c) Each Lender may at its option make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan, provided that (i) any exercise of such option shall not affect the obligation of the Co-obligors to repay such Loan and (ii) in exercising such option, such Lender shall use its reasonable efforts to minimize any increased costs to the Co-obligors resulting therefrom (which obligation of the Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it determines would be otherwise disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.10 shall apply).

SECTION 2.02. [Reserved]

SECTION 2.03. Notice of Borrowing.

(a) The Company shall give the Administrative Agent at the Administrative Agent’s Lending Office prior to 12:00 Noon (New York City time) at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of the borrowing of Loans. Such notice (a “Notice of Borrowing”) shall be irrevocable and shall specify (i) the aggregate principal amount of the Loans to be made, (ii) the date of the Loans (which shall be the Closing Date) and (iii) remittance instructions for disbursement of the proceeds of the Loans. The Administrative Agent shall promptly give each Lender written notice (or telephonic notice promptly confirmed in writing) of the proposed borrowing of Loans, of such Lender’s proportionate share thereof and of the other matters covered by the related Notice of Borrowing.

(b) Without in any way limiting the obligation of the Company to confirm in writing any notice it may give hereunder by telephone, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Officer of the Company. In each such case, the Co-obligors hereby waive the right to dispute the Administrative Agent’s record of the terms of any such telephonic notice.

SECTION 2.04. Disbursement of Funds.

(a) Subject to Article IV, no later than 11:00 a.m. (New York City time) on the Closing Date, each Lender will make available its pro rata portion based on its Commitment of the Loans to be made on such date in the manner provided below.

(b) Each Lender shall make available all amounts it is to fund to the Company in immediately available funds to the Administrative Agent at the Administrative Agent’s Lending Office and the Administrative Agent will make available to the Company, by depositing to the Company’s account identified in the Notice of Borrowing the aggregate of the amounts so made available in U.S. Dollars. Unless the Administrative Agent shall have been notified by any Lender prior to the Closing Date that such Lender does not intend to make available to the Administrative Agent its portion of the Loans to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Company a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available same to the Company, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor the Administrative Agent shall promptly notify the Company and the Company shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from such Lender or the Company interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Company to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if paid by such Lender, the Federal Funds Effective Rate or (ii) if paid by the Company, the then-applicable rate of interest, calculated in accordance with Section 2.08, for the respective Loans.

(c) Nothing in this Section 2.04 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Co-obligors may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).

SECTION 2.05. Repayment of Loans; Evidence of Debt.

(a) The Co-obligors shall repay to the Administrative Agent, for the benefit of the Lenders, on the Maturity Date, the then-unpaid Loans, in U.S. Dollars (which, for the avoidance of doubt, shall equal an aggregate principal amount at maturity of $250,000,000, less any repayments prior to the Maturity Date, plus any PIK Interest that may be added to the principal amount).

(b) [Reserved]

(c) [Reserved]

(d) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Co-obligors to the appropriate Lending Office of such Lender resulting from the Loan made by such Lending Office of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lending Office of such Lender from time to time under this Agreement.

(e) The Administrative Agent shall maintain the Register pursuant to Section 9.06(b)(iv), and a subaccount for each Lender, in which the Register and subaccounts (taken together) shall be recorded (i) the amount of the Loans made hereunder and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Co-obligors to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Co-obligors and each Lender’s share thereof.

(f) The entries made in the Register and accounts and subaccounts maintained pursuant to paragraphs (d) and (e) of this Section 2.05 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Co-obligors therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Co-obligors to repay (with applicable interest) the Loan made to the Co-obligors by such Lender in accordance with the terms of this Agreement.

SECTION 2.06. [Reserved]

SECTION 2.07. Pro Rata Borrowings. The borrowing of Loans under this Agreement shall be granted by the Lenders pro rata on the basis, and in the amount, of 99.00% of their respective Commitments. It is understood that no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder.

SECTION 2.08. Interest.

(a) For any Interest Period, the Company may, at its option, elect to pay interest on the Loans (i) entirely in cash (“Cash Interest”), (ii) entirely by increasing the outstanding principal amount of the Loans by the amount of interest accrued during such Interest Period (“PIK Interest”) or (iii) 50% in Cash Interest and 50% in PIK Interest. The Company must elect the form of payment of interest with respect to each Interest Period by delivering a notice to the Administrative Agent not later than 15 days prior to the Interest Payment Date for such Interest Period. The Administrative Agent shall promptly deliver a corresponding notice to each Lender. In the absence of such an election for any Interest Period, interest on the Loans shall be payable according to the election for the previous Interest Period.

(b) (i) Cash Interest on the Loans will accrue and be payable at a rate per annum equal to the Adjusted LIBOR plus the Applicable Margin and be payable in cash, and (ii) PIK Interest on the Loans will accrue and be payable at a rate per annum equal to the Adjusted LIBOR plus the Applicable Margin plus 0.75% and be payable by increasing the outstanding principal amount of the Loans by the amount of PIK Interest for the applicable Interest Period, each as determined by the Administrative Agent.

(c) If all or a portion of (i) the principal amount of any Loan or (ii) any interest payable thereon shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum that is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto plus 2% or (y) in the case of any overdue interest, to the extent permitted by applicable law, the rate described in Section 2.08(a) plus 2% from and including the date of such non-payment to but excluding the date on which such amount is paid in full (after as well as before judgment).

(d) Interest on each Loan shall accrue from and including the Closing Date to but excluding the date of any repayment thereof and shall be payable (i) on the last day of each Interest Period, and (ii) on any prepayment (on the amount prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

(e) All computations of interest hereunder shall be calculated on the basis of a 360 day year for the actual days elapsed.

(f) The Administrative Agent, upon determining the Adjusted LIBOR for any Interest Period, shall promptly notify the Company and the relevant Lenders thereof. Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto. The Administrative Agent shall, upon the request of any Lender of outstanding Loans, provide the interest rate then in effect with respect to the Loans.

SECTION 2.09. Interest Periods.

Notwithstanding anything to the contrary contained above:

(a) If any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, provided that if any Interest Period would otherwise expire (i) on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day and (ii) on a day that is after the Maturity Date, such Interest Period shall expire on the Maturity Date.

(b) In lieu of making any payment permitted or required under this Agreement other than on the last day of the Interest Period therefor so long as no Default or Event of Default shall have occurred and be continuing, the Company at its option may deposit with the Administrative Agent an amount equal to the amount of the Loan to be prepaid and such Loan shall be repaid on the last day of the Interest Period therefor in the required amount. Such deposit shall be held by the Administrative Agent in a corporate time deposit account established on terms reasonably satisfactory to the Administrative Agent, earning interest at the then-customary rate for accounts of such type. Such deposit shall constitute cash collateral for the Loans, provided, that the Company may at any time direct that such deposit be applied to make the applicable payment required pursuant to this Section 2.09.

SECTION 2.10. Increased Costs, Illegality, etc.

(a) In the event that (x) in the case of clause (i) below, the Administrative Agent or (y) in the case of clauses (ii) and (iii) below, any Lender shall have reasonably determined (which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto):

(i) on any date for determining the Adjusted LIBOR for any Interest Period that (x) deposits in the principal amounts of the Loans are not generally available in the relevant market or (y) by reason of any changes arising on or after the Closing Date affecting the interbank LIBOR market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of LIBOR; or

(ii) at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Loans (other than any such increase or reduction attributable to Taxes) because of (x) any change since the Closing Date in any applicable law, governmental rule, regulation, guideline or order (or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline or order), such as, for example, without limitation, a change in official reserve requirements, and/or (y) other circumstances affecting the interbank LIBOR market or the position of such Lender in such market; or

(iii) at any time, that the making or continuance of any Loan has become unlawful by compliance by such Lender in good faith with any law, governmental rule, regulation, guideline or order (or would conflict with any such governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or has become impracticable as a result of a contingency occurring after the Closing Date that materially and adversely affects the interbank LIBOR market;

then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall within a reasonable time thereafter give notice (if by telephone, confirmed in writing) to the Co-obligors and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, Loans shall no longer be available until such time as the Administrative Agent notifies the Co-obligors and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist (which notice the Administrative Agent agrees to give at such time when such circumstances no longer exist), and any Notice of Borrowing given by the Company with respect to Loans that have not yet been incurred shall be deemed rescinded by the Company, (y) in the case of clause (ii) above, the Co-obligors shall pay to such Lender, promptly after receipt of written demand therefor such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its reasonable discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder (it being agreed that a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Co-obligors by such Lender shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto) and (z) in the case of clause (iii) above, the Co-obligors shall take the action specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by law.

(b) At any time that any Loan is affected by the circumstances described in Section 2.10(a)(ii) or (iii), the Co-obligors may (and in the case of a Loan affected pursuant to Section 2.10(a)(iii) shall), upon at least three Business Days’ notice to the Administrative Agent, require the affected Lender to convert each such Loan into a Loan bearing interest at a rate equal to an ABR Loan, in each case, through and including the date immediately prior to the next Interest Payment Date; provided that if more than one Lender is affected at any time, then all affected Lenders must be treated in the same manner pursuant to this Section 2.10(b); provided, further, that if the circumstances described in Section 2.10(a)(ii) or (iii) shall cease to exist, then interest shall resume being calculated pursuant to Section 2.08(b).

(c) If, after the Closing Date, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, the National Association of Insurance Commissioners, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by a Lender or its parent with any request or directive made or adopted after the Closing Date regarding capital adequacy (whether or not having the force of law) of any such authority, association, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s or its parent’s or its Affiliate’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent or its Affiliate could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s or its parent’s policies with respect to capital adequacy), then from time to time, promptly after demand by such Lender (with a copy to the Administrative Agent), the Co-obligors shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent for such reduction, it being understood and agreed, however, that a Lender shall not be entitled to such compensation as a result of such Lender’s compliance with, or pursuant to any request or directive to comply with, any such law, rule or regulation as in effect on the Closing Date. Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Co-obligors which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not, subject to Section 2.13, release or diminish the Co-obligors’ obligations to pay additional amounts pursuant to this Section 2.10(c) upon receipt of such notice.

(d) It is understood that to the extent duplicative of Section 2.17, this Section 2.10 shall not apply to Taxes and shall in no event apply to Excluded Taxes.

SECTION 2.11. Compensation. If any payment of principal of any Loan is made by the Co-obligors to or for the account of a Lender other than on the last day of the Interest Period for such Loan as a result of a payment pursuant to Section 2.14, as a result of acceleration of the maturity of the Loans pursuant to Article VII or for any other reason, the Co-obligors shall, after receipt of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amount), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, or failure to prepay, including any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Loan.

SECTION 2.12. Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii), 2.10(a)(iii) or 2.10(b) with respect to such Lender, it will, if requested by either Co-obligor use reasonable efforts (subject to overall policy considerations of such Lender) to designate another Lending Office for any Loans affected by such event, with the object of avoiding the consequence of the event giving rise to the operation of any such Section; provided that such designation is made on such terms that such Lender and its Lending Office suffer no economic, legal or regulatory disadvantage. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Co-obligors’ or the right of any Lender provided in Section 2.10 or 2.17.

SECTION 2.13. Notice of Certain Costs. Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Section 2.10, 2.11 or 2.17 is given by any Lender more than 90 days after such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, tax or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Section 2.10, 2.11 or 2.17, as the case may be, for any such amounts incurred or accruing prior to the 91st day prior to the giving of such notice to the Co-obligors.

SECTION 2.14. Voluntary Prepayments.

(a) The Loans may be prepaid at the option of the Co-obligors, in whole at any time or in part from time to time upon at least three Business Days’ prior written or fax notice (or telephone notice promptly confirmed by written or fax notice) prior to the date of prepayment to the Administrative Agent before 11:00 a.m., New York City time; provided, however, that each partial prepayment shall be in an amount that is an integral multiple of $1,000,000.

(b) Each notice of prepayment shall specify the prepayment date and the principal amount to be prepaid, shall be irrevocable and shall commit the Co-Obligors to prepay the Loans by the amount stated therein on the date stated therein. All prepayments under this Section 2.14 shall be subject to Section 2.11 and, if made on or before the second anniversary of the Closing Date, shall be made together with the Optional Prepayment Premium.

(c) All prepayments under this Section 2.14 shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

(d) Once notice of prepayment is mailed in accordance with Section 2.14, Loans elected to be prepaid become due and payable on the prepayment date together with the applicable Optional Prepayment Premium price stated in the notice.

SECTION 2.15. [Reserved].

SECTION 2.16. Method and Place of Payment.

(a) Except as otherwise specifically provided herein, all payments under this Agreement shall be made by the Co-obligors, without set-off, counterclaim or deduction of any kind, to the Administrative Agent for the ratable account of the Lenders entitled thereto not later than 12:00 Noon (New York City time) on the date when due and shall be made in immediately available funds at the Administrative Agent’s Lending Office or at such other office as the Administrative Agent shall specify for such purpose by notice to the Co-obligors, it being understood that written or facsimile notice by the Company to the Administrative Agent to make a payment from the funds in the Company’s account at the Administrative Agent’s Office shall constitute the making of such payment to the extent of such funds held in such account. All payments under each Loan Document (whether of principal, interest or otherwise) shall be made in U.S. Dollars. The Administrative Agent will thereafter cause to be promptly distributed like funds relating to the payment of principal or interest or fees ratably to the Lenders entitled thereto.

(b) Any payments under this Agreement that are made later than 2:00 p.m. (New York City time) shall be deemed to have been made on the next succeeding Business Day. Except as otherwise provided herein, whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

SECTION 2.17. Net Payments.

(a) Any and all payments made by the Co-obligors under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any Indemnified Taxes; provided that if any Co-obligor shall be required by law to deduct or withhold any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions or withholdings applicable to additional sums payable under this Section 2.17) the Administrative Agent or any Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) such Co-obligor shall make such deductions or withholdings and (iii) such Co-obligor shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law. Whenever any Indemnified Taxes are payable by any Co-obligor, as promptly as possible thereafter, such Co-obligor shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt (or other evidence acceptable to such Lender, acting reasonably) received by such Co-obligor showing payment thereof.

(b) The Co-obligors shall pay and shall indemnify and hold harmless the Administrative Agent and each Lender (whether or not such Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority) with regard to any Other Taxes.

(c) The Co-obligors shall indemnify and hold harmless the Administrative Agent and each Lender within 15 Business Days after written demand therefore, for the full amount of any Indemnified Taxes imposed on the Administrative Agent or such Lender as the case may be, on or with respect to any payment by or on account of any obligation of the Co-obligors hereunder or under any other Loan Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Co-obligors by a Lender or by the Administrative Agent on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(d) A Foreign Lender that is entitled to an exemption from or reduction in a withholding tax imposed under the laws of the United States with respect to payments under this Agreement or any other Loan Document shall deliver to the Co-obligors and the Administrative Agent, at the time or times prescribed by applicable law and as reasonably requested by any Co-obligor or the Administrative Agent such properly completed and executed documentation as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation. To the extent it is legally entitled to do so, each Lender agrees to use reasonable efforts (consistent with legal and regulatory restrictions and subject to overall policy considerations of such Lender) to file or deliver to the Co-obligors and the Administrative Agent any certificate or document, as reasonably requested by the Co-obligors or the Administrative Agent, that may be necessary to establish any available exemption from, or reduction in the amount of, any withholding taxes imposed by a jurisdiction other than the United States; provided, however, that a Lender shall not be required to file or deliver any such certificate or document if in such Lender’s reasonable judgment such completion, execution or delivery would be disadvantageous to such Lender or would subject such Lender to any unreimbursed cost.

(e) If any Co-obligor determines in good faith that a reasonable basis exists for contesting any taxes for which indemnification has been demanded hereunder, the relevant Lender or the Administrative Agent, as applicable, shall cooperate with such Co-obligor in challenging such taxes at such Co-obligor’s expense if so requested by the Co-obligor. If any Lender or the Administrative Agent, as applicable, receives a refund of a tax for which a payment has been made by any Co-obligor pursuant to this Agreement (or reduction of, or credit against its tax liabilities in lieu of a refund), which refund, reduction or credit in the good faith judgment of such Lender or Administrative Agent, as the case may be, is attributable to such payment made by such Co-obligor, then the Lender or the Administrative Agent, as the case may be, shall reimburse such Co-obligor for such amount (together with any interest received thereon) as the Lender or Administrative Agent, as the case may be, determines to be the proportion of the refund, reduction or credit as will leave it, after such reimbursement, in no better or worse position (taking into account expenses or any taxes imposed on the refund) than it would have been in if the payment had not been required. A Lender or Administrative Agent shall claim any refund, reduction or credit that it determines is available to it, unless it concludes in its reasonable discretion that it would be adversely affected by making such a claim. Neither the Lender nor the Administrative Agent shall be obliged to disclose any information regarding its tax affairs or computations to the Co-obligors in connection with this paragraph (e) or any other provision of this Section 2.17.

(f) The agreements in this Section 2.17 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

SECTION 2.18. [Reserved].

SECTION 2.19. Limit on Rate of Interest.

(a) No Payment Shall Exceed Lawful Rate. Notwithstanding any other term of this Agreement, the Co-obligors shall not be obliged to pay any interest or other amounts under or in connection with this Agreement in excess of the amount or rate permitted under or consistent with any applicable law, rule or regulation.

(b) Payment at Highest Lawful Rate. If the Co-obligors are not obliged to make a payment which it would otherwise be required to make, as a result of Section 2.19(a), the Co-obligors shall make such payment to the maximum extent permitted by or consistent with applicable laws, rules and regulations.

(c) Adjustment if Any Payment Exceeds Lawful Rate. If any provision of this Agreement or any of the other Loan Documents would obligate any Co-obligor to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by any applicable law, rule or regulation, then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law, such adjustment to be effected, to the extent necessary, by reducing the amount or rate of interest required to be paid by the Co-obligors to the affected Lender under Section 2.08.

Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received from any Co-obligor an amount in excess of the maximum permitted by any applicable law, rule or regulation, then the Co-obligors shall be entitled, by notice in writing to the Administrative Agent to obtain reimbursement from that Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by that Lender to the Co-obligors.

ARTICLE III

Representations and Warranties

The Co-obligors represents and warrants that:

SECTION 3.01. Organization; Powers. Each of the Co-obligors and each of the Material Subsidiaries (a) is a partnership, limited liability company or corporation duly organized, validly existing and in good standing (or, if applicable in a foreign jurisdiction, enjoys the equivalent status under the laws of any jurisdiction of organization outside the United States) under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business in each jurisdiction where such qualification is required, except where the failure so to qualify would not reasonably be expected to have a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Co-obligors, to borrow and otherwise obtain credit hereunder.

SECTION 3.02. Authorization. The execution, delivery and performance by the Co-obligors of each of the Loan Documents to which it is a party, and the borrowings hereunder (a) have been duly authorized by all corporate, stockholder, partnership or limited liability company action required to be obtained by the Company and Finance Holdco and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents (including any partnership, limited liability company or operating agreements) or by-laws of the Company or Finance Holdco, (B) any applicable order of any court or any rule, regulation or order of any Governmental Authority or (C) any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which the Company or Finance Holdco is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under any such indenture, certificate of designation for preferred stock, agreement or other instrument, where any such conflict, violation, breach or default referred to in clause (i) or (ii) of this Section 3.02(b), would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Company or Finance Holdco, other than Permitted Liens.

SECTION 3.03. Enforceability. This Agreement has been duly executed and delivered by the Company and Finance Holdco and constitutes, and each other Loan Document when executed and delivered by the Company and Finance Holdco, will constitute, a legal, valid and binding obligations of the Company and Finance Holdco enforceable against each of the Company and Finance Holdco in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

SECTION 3.04. Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Contemplated Transactions or the exercise by any Agent or any Lender of its rights under the Loan Documents, except for (a) such as have been made or obtained and are in full force and effect and (b) such actions, consents and approvals the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.05. Financial Statements. The Company has heretofore furnished to the Lenders the unaudited consolidated balance sheet of Opco and its subsidiaries as of September 30, 2006 and the related consolidated statements of operations, changes in consolidated equity and cash flows of Opco and its consolidated subsidiaries for the three and nine months ended September 30, 2006, in each such case, copies of which have heretofore been furnished to each Lender, which present fairly in all material respects the consolidated financial position of Opco and its consolidated subsidiaries as of such date and the consolidated results of operations and cash flows of Opco and its consolidated subsidiaries for the three and nine months then ended.

SECTION 3.06. No Material Adverse Effect. Since September 30, 2006, there has been no event or circumstance that, individually or in the aggregate with other events or circumstances, has had or would reasonably be expected to have a Material Adverse Effect.

SECTION 3.07. Title to Properties; Possession Under Leases. Each of the Company and the Restricted Subsidiaries has valid fee simple title to, or valid leasehold interests in, or easements or other limited property interests in, all its Real Properties and has valid title to its personal property and assets, in each case, except for Permitted Liens and except for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failure to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such properties and assets are free and clear of Liens, other than Permitted Liens.

(b) None of the Company or its Restricted Subsidiaries have defaulted under any leases to which it is a party, except for such defaults as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All of the Company’s and the Restricted Subsidiaries’ leases are in full force and effect, except leases in respect of which the failure to be in full force and effect would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.07(b), each of the Company and its Restricted Subsidiaries enjoys peaceful and undisturbed possession under all such leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Each of the Company and its Restricted Subsidiaries owns or possesses, or is licensed to use, all patents, trademarks, service marks, trade names and copyrights, all applications for any of the foregoing and all licenses and rights with respect to the foregoing necessary for the present conduct of its business, without any conflict (of which the Company has been notified in writing) with the rights of others, except where such conflicts and restrictions would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.08. Subsidiaries. (a) Schedule 3.08(a) sets forth as of the Closing Date the name and jurisdiction of incorporation, formation or organization of each Subsidiary of the Company and, as to each such Subsidiary, the percentage of each class of Equity Interests owned by the Company or by any such Subsidiary.

(b) As of the Closing Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Equity Interests of the Company or any of the Restricted Subsidiaries, except rights of employees to purchase Equity Interests of the Company in connection with the Transactions and Contemplated Transactions).

SECTION 3.09. Litigation; Compliance with Laws. There are no actions, suits or proceedings at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending, or, to the knowledge of the Company or Finance Holdco, threatened in writing against or affecting the Company or any of the Restricted Subsidiaries or any business, property or rights of any such person which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) None of the Company, its Restricted Subsidiaries and their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any law, rule or regulation (including any zoning, building, ordinance, code or approval or any building permit, but excluding any Environmental Laws, which are subject to Section 3.16), or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.10. Federal Reserve Regulations.

(a) None of the Company or its Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b) No part of the proceeds of the Loans will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or Regulation X.

SECTION 3.11. Investment Company Act. None of the Company and its Restricted Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 3.12. Use of Proceeds. The Company will use the proceeds of the Loans borrowed on the Closing Date for the payment of distributions to the holders of the Company’s Equity Interests.

SECTION 3.13. Tax Returns.

(a) Each of the Company and its Restricted Subsidiaries has filed or caused to be filed all federal, state, local and non-U.S. Tax returns required to have been filed by it as of the Closing Date that are material to such companies, taken as a whole, and each such Tax return is true and correct in all material respects;

(b) Each of the Company and its Restricted Subsidiaries has timely paid or caused to be timely paid all Taxes shown to be due and payable by it on the returns referred to in clause (a) and all other Taxes or assessments (or made adequate provision (in accordance with GAAP) for the payment of all Taxes due) with respect to all periods or portions thereof ending on or before the Closing Date (except Taxes or assessments that are being contested in good faith and for which the Company or any of its Restricted Subsidiaries (as the case may be) has set aside on its books adequate reserves in accordance with GAAP), which Taxes, if not paid or adequately provided for, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and

(c) Other than as would not be, individually or in the aggregate, reasonably expected to have a Material Adverse Effect: as of the Closing Date, with respect to each of the Company and its Restricted Subsidiaries, there are no claims being asserted in writing with respect to any Taxes.

SECTION 3.14. No Material Misstatements.

(a) All written information (other than financial projections, estimates and information of a general economic and industry nature) (the “Information”) concerning the Company and its Subsidiaries, the Contemplated Transactions and any other transactions contemplated hereby included in the Information Memorandum or otherwise prepared by or on behalf of the foregoing or their representatives and made available to any Lenders or the Administrative Agent in connection with the execution and delivery of the Loan Documents or the other transactions contemplated hereby, when taken as a whole, was true and correct in all material respects, as of the date such Information was furnished to the Lenders and as of the Closing Date and did not, taken as a whole, contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements were made.

(b) Any financial projections, estimates and information of a general economic and industry nature prepared by or on behalf of the Company or any of its representatives and that have been made available to any Lenders or the Administrative Agent in connection with the execution and delivery of the Loan Documents or the other transactions contemplated hereby (i) have been prepared in good faith based upon assumptions believed by the Co-obligors to be reasonable as of the date thereof (it being understood that actual results may vary materially from any financial projections and estimates), as of the date such financial projections and estimates were furnished to the Lenders and as of the Closing Date, and (ii) as of the Closing Date, have not been modified in any material respect by the Co-obligors.

SECTION 3.15. Employee Benefit Plans. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) each Plan is in compliance in all material respects with the applicable provisions of ERISA and the Code; (ii) no Reportable Event has occurred during the past five years as to which the Company or any of its Restricted Subsidiaries or any ERISA Affiliate was required to file a report with the PBGC, other than reports that have been filed; (iii) no Plan has any Unfunded Pension Liability in excess of $20.0 million; (iv) no ERISA Event has occurred or is reasonably expected to occur; and (v) none of the Company, its Restricted Subsidiaries and the ERISA Affiliates (A) has received any written notification that any Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA, or has knowledge that any Multiemployer Plan is reasonably expected to be in reorganization or to be terminated or (B) has incurred or is reasonably expected to incur any withdrawal liability to any Multiemployer Plan.

(b) Each of the Company and its Restricted Subsidiaries is in compliance (i) with all applicable provisions of law and all applicable regulations and published interpretations thereunder with respect to any employee pension benefit plan or other employee benefit plan governed by the laws of a jurisdiction other than the United States and (ii) with the terms of any such plan, except, in each case, for such noncompliance that would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.16. Environmental Matters. Except as set forth in Schedule 3.16 and except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) no written notice, request for information, order, complaint or penalty has been received by the Company or any of its Restricted Subsidiaries, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the Company’s knowledge, threatened which allege a violation of or liability under any Environmental Laws, in each case relating to the Company or any of its Restricted Subsidiaries, (ii) each of the Company and its Restricted Subsidiaries has all environmental permits, licenses and other approvals necessary for its operations to comply with all applicable Environmental Laws and is, and during the term of all applicable statutes of limitation, has been, in compliance with the terms of such permits, licenses and other approvals and with all other applicable Environmental Laws, (iii) to the Company’s knowledge, no Hazardous Material is located at, on or under any property currently owned, operated or leased by the Company or any of its Restricted Subsidiaries that would reasonably be expected to give rise to any cost, liability or obligation of the Company or any of its Restricted Subsidiaries under any Environmental Laws, and no Hazardous Material has been generated, owned, treated, stored, handled or controlled by the Company or any of its Restricted Subsidiaries and transported to or Released at any location in a manner that would reasonably be expected to give rise to any cost, liability or obligation of the Company or any of its Restricted Subsidiaries under any Environmental Laws and (iv) there are no agreements in which the Company or any of its Restricted Subsidiaries has expressly assumed or undertaken responsibility for any known or reasonably likely liability or obligation of any other person arising under or relating to Environmental Laws, which in any such case has not been made available to the Administrative Agent prior to the date hereof.

SECTION 3.17. [Reserved]

SECTION 3.18. [Reserved].

SECTION 3.19. Solvency. Immediately after giving effect to the Contemplated Transactions on the Closing Date, (i) the fair value of the assets of the Company (individually) and the Company and its Restricted Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Company (individually) and the Company and its Restricted Subsidiaries on a consolidated basis, respectively; (ii) the present fair saleable value of the property of the Company (individually) and the Company and its Restricted Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Company (individually) and the Company and its Restricted Subsidiaries on a consolidated basis, respectively, on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Company (individually) and the Company and its Restricted Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Company (individually) and the Company and its Restricted Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

(b) Neither the Company nor Finance Holdco intends to, and neither the Company nor Finance Holdco believes that it or any of its subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such subsidiary and the timing and amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such subsidiary.

SECTION 3.20. Labor Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes pending or threatened against the Company or its Restricted Subsidiaries; (b) the hours worked and payments made to employees of the Company and its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters; and (c) all payments due from the Company and its Restricted Subsidiaries or for which any claim may be made against the Company or its Restricted Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Company or such Restricted Subsidiary to the extent required by GAAP.

SECTION 3.21. Insurance. Schedule 3.21 sets forth a true, complete and correct description of all material insurance maintained by or on behalf of the Company and its Restricted Subsidiaries as of the Closing Date. As of such date, such insurance is in full force and effect.

SECTION 3.22. [Reserved]

SECTION 3.23. Intellectual Property; Licenses, Etc. Except as would not reasonably be expected to have a Material Adverse Effect, (a) the Company and each of its Restricted Subsidiaries owns, or possesses the right to use, all of the patents, registered trademarks, registered service marks or trade names, registered copyrights or mask works, domain names, applications and registrations for any of the foregoing (collectively, “Intellectual Property Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other person, (b) to the best knowledge of the Company, the Company and its Restricted Subsidiaries are not interfering with, infringing upon, misappropriating or otherwise violating Intellectual Property Rights of any person, and (c) no claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Company, threatened.

ARTICLE IV

Conditions of Lending

The making of the Loans on the Closing Date under this Agreement are subject to the satisfaction of the following conditions precedent, except as otherwise agreed between the Company and the Administrative Agent.

SECTION 4.01. Loan Documents.

The Administrative Agent shall have received this Agreement, executed and delivered by a duly authorized officer of each of the Co-obligors and the Administrative Agent.

SECTION 4.02. No Default; Representations and Warranties. On the Closing Date and also after giving effect thereto, (a) no Default or Event of Default shall have occurred and be continuing and (b) all representations and warranties made by the Co-obligors in Sections 3.01, 3.02, 3.03 and 3.04 shall be true and correct in all material respects (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date).

SECTION 4.03. Notice of Borrowing. Prior to the making of any Loan, the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.03.

SECTION 4.04. Other Conditions Precedent.

(a) Corporate and Other Proceedings. The Administrative Agent shall have received from the Co-obligors a certificate, executed by an officer of the Co-obligors in form and substance reasonably satisfactory to the Administrative Agent, attaching: (i) a copy of the resolutions, in form and substance reasonably satisfactory to the Administrative Agent, of the board of directors (or similar body) of each of the Co-obligors (or a duly authorized committee thereof) authorizing (A) the execution, delivery and performance of this Agreement (and any other agreements relating thereto) and (B) the extensions of credit contemplated hereunder; (ii)

the certificate of incorporation and bylaws of the Co-obligors; (iii) a certificate of good standing with respect to the Co-obligors from the secretary of state (or comparable body) of the jurisdiction in which each of Co-obligors is organized, dated as of a recent date. In addition, the Administrative Agent shall have received such other certificates and instruments (including with respect to solvency) from the Company as reasonably requested.

(b) Opinions of Counsel. The Administrative Agent shall have received a legal opinion from Latham & Watkins LLP, counsel to the Co-obligors, substantially in the form of Exhibit B.

(c) Fees and Expenses. Any fees required to be paid on the Closing Date and all expenses (including the reasonable fees, disbursements and other charges of Davis Polk & Wardwell, counsel for the Administrative Agent) for which invoices have been presented on or prior to the Closing Date shall have been paid.

(d) Material Adverse Change. Since the date hereof, there shall not have occurred any change, effect, event, circumstance or development, in the aggregate, together with all other changes, effects, events, circumstances or developments, that is or would reasonably be expected to have a material adverse effect on the business or financial condition of the Company and its Subsidiaries, taken as whole, other than any change, effect, event, circumstance or development resulting from (i) general economic or market condition or (ii) conditions affecting the Company’s industries.

ARTICLE V

Successor Company

SECTION 5.01. When Company May Merge or Transfer Assets.

(a) The Company shall not, directly or indirectly, consolidate, amalgamate or merge with or into or wind up or convert into (whether or not the Company is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:

(i) the Company is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation, merger, winding up or conversion (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (the Company or such Person, as the case may be, being herein called the “Successor Company”);

(ii) the Successor Company (if other than the Company) expressly assumes all the obligations of the Company under this Agreement pursuant to documents or instruments in form reasonably satisfactory to the Administrative Agent;

(iii) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction) no Default or Event of Default shall have occurred and be continuing; and

(iv) immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period (and treating any Indebtedness which becomes an obligation of the Successor Company or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), either

(A) the Successor Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in clause (i) of Section 6.03(a); or

(B) the Fixed Charge Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction.

The Successor Company (if other than the Company) shall succeed to, and be substituted for, the Company under this Agreement, and in such event the Company will automatically be released and discharged from its obligations under this Agreement and the Loans. Notwithstanding the foregoing clauses (iii) and (iv) of this Section 5.01, (a) any Restricted Subsidiary may merge, consolidate or amalgamate with or transfer all or part of its properties and assets to the Company or to another Restricted Subsidiary, and (b) the Company may merge, consolidate or amalgamate with an Affiliate incorporated solely for the purpose of reincorporating the Company in another state of the United States, the District of Columbia or any territory of the United States or may convert into a limited liability company, so long as the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby. This Article 5 will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and its Restricted Subsidiaries.

(b) Finance Holdco may not, directly or indirectly, consolidate, amalgamate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person, unless:

(i) Finance Holdco is the surviving person or the Person formed by or surviving any such consolidation, amalgamation, merger, winding up or conversion (if other than Finance Holdco) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (Finance Holdco or such Person, as the case may be, being herein called a “Successor Co-obligor”);

(ii) the Successor Co-obligor (if other than Finance Holdco) expressly assumes all the obligations of Finance Holdco under this Agreement pursuant to documents or instruments in form reasonably satisfactory to the Administrative Agent; and

(iii) immediately after such transaction, no Default or Event of Default will have occurred and be continuing.

ARTICLE VI

Covenants

SECTION 6.01. Payment of Loans. The Co-obligors jointly and severally agree that they shall promptly pay the principal of and interest on the Loans on the dates and in the manner provided in this Agreement. An installment of principal of or interest shall be considered paid on the date due if on such date the Administrative Agent holds as of 12:00 p.m. Eastern time money sufficient to pay all principal and interest then due and the Administrative Agent is not prohibited from paying such money to the Lenders on that date pursuant to the terms of this Agreement.

The Co-obligors shall pay interest on overdue principal and interest at the rate specified therefor in Section 2.08 of this Agreement.

SECTION 6.02. Reports and Other Information. (a) The Company shall provide the Administrative Agent for distribution to the Lenders, within 15 days after the time the Company would otherwise be required to file such information with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act,

(i) annual reports on Form 10-K (or any successor or comparable form) containing the information required to be filed therein (or required in such successor or comparable form),

(ii) quarterly reports on Form 10-Q (or any successor or comparable form) containing the information required to be filed therein (or required in such successor or comparable form),

(iii) promptly from time to time after the occurrence of an event required to be therein reported (and in any event within the time period specified in the SEC’s rules and regulations), such other reports on Form 8-K (or any successor or comparable form), and

(iv) any other information, documents and other reports which the Company would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act.

(b) In the event that:

(i) the rules and regulations of the SEC permit the Company and any direct or indirect parent of the Company to report at such parent entity’s level on a consolidated basis and

(ii) such parent entity of the Company is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly, of the capital stock of the Company,

such consolidated reporting at such parent entity’s level in a manner consistent with that described in this Section 6.02 for the Company shall satisfy this Section 6.02.

Notwithstanding the foregoing, the Company will be deemed to have furnished such reports referred to above to the Administrative Agent if the Company has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available. In addition, such requirements shall be deemed satisfied with respect to the fiscal year ending December 31, 2006 by providing such information to the Administrative Agent within 120 days following the end of such fiscal year.

In the event that any direct or indirect parent of the Company guarantees the Loans, the Company may satisfy its obligations under this Section 6.02 with respect to financial information relating to the Company by furnishing financial information relating to such direct or indirect parent; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such direct or indirect parent and any of its Subsidiaries other than the Company and its Subsidiaries, on the one hand, and the information relating to the Company and the Subsidiaries of the Company on a standalone basis, on the other hand.

SECTION 6.03. Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock. (a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and the Company shall not permit any of its Restricted Subsidiaries (other than Finance Holdco) to issue any shares of Preferred Stock; provided, however, that (i) any Co-obligor and any Restricted Subsidiary (other than Opco, Finance Co. or any Restricted Subsidiary of Opco) may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and any Restricted Subsidiary (other than Opco, Finance Co or any Restricted Subsidiary of Opco) may issue shares of Preferred Stock, in each case if the Fixed Charge Coverage Ratio of the Company for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00 and (ii) Opco, Finance Co and any Restricted Subsidiary of Opco may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock or Preferred Stock, in each case if the Fixed Charge Coverage Ratio of Opco for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00, in the case of each of clauses (i) and (ii), determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

(b) The limitations set forth in Section 6.03(a) shall not apply to:

(i) the Incurrence by the Company or its Restricted Subsidiaries of Indebtedness under the Opco Credit Agreement and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) up to an aggregate principal amount of $770 million outstanding at any one time;

(ii) the Incurrence by the Co-obligors of the Loans;

(iii) Indebtedness existing on the Closing Date (other than Indebtedness described in clauses (i) and (ii) of this Section 6.03(b)), including, without limitation, the Indebtedness outstanding under the Opco Notes;

(iv)(1) Indebtedness (including Capitalized Lease Obligations) Incurred by the Company or any of its Restricted Subsidiaries, Disqualified Stock issued by the Company or any of its Restricted Subsidiaries and Preferred Stock issued by any Restricted Subsidiaries of the Company to finance (whether prior to or within 270 days after) the purchase, lease, construction or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets (but no other material assets)) and (2) Acquired Indebtedness; in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding that was Incurred pursuant to this clause (d), does not exceed the greater of $75.0 million and 5.0% of Total Assets at the time of Incurrence;

(v) Indebtedness Incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance, and letters of credit in connection with the maintenance of, or pursuant to the requirements of, environmental or other permits or licenses from governmental authorities, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims;

(vi) Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case Incurred in connection with the Transactions or any other acquisition or disposition of any business, assets or a Subsidiary of the Company in accordance with the terms of the Credit Agreement, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(vii) Indebtedness of the Company to a Restricted Subsidiary; provided that any such Indebtedness owed to a Restricted Subsidiary that is not Finance Holdco is subordinated in right of payment to the obligations of the Company under the Loans; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness;

(viii) shares of Preferred Stock of a Restricted Subsidiary issued to the Company or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock;

(ix) Indebtedness of a Restricted Subsidiary to the Company or another Restricted Subsidiary; provided, that if Finance Holdco incurs such Indebtedness to a Restricted Subsidiary, such Indebtedness is subordinated in right of payment to the Loans; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary holding such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness;

(x) Hedging Obligations that are not incurred for speculative purposes and (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of this Agreement to be outstanding; (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; and/or (3) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases or sales;

(xi) obligations (including reimbursement obligations with respect to letters of credit and bank guarantees) in respect of performance, bid, appeal and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business;

(xii) Indebtedness or Disqualified Stock of the Company or any Restricted Subsidiary of the Company and Preferred Stock of any Restricted Subsidiary of the Company not otherwise permitted hereunder in an aggregate principal amount, which when aggregated with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and Incurred pursuant to this clause (xii), does not exceed $100.0 million at any one time outstanding (it being understood that any Indebtedness Incurred under this clause (xii) shall cease to be deemed Incurred or outstanding for purposes of this clause (xii) but shall be deemed Incurred for purposes of Section 6.03(a) from and after the first date on which the Company, or the Restricted Subsidiary, as the case may be, could have Incurred such Indebtedness under Section 6.03(a) without reliance upon this clause (xii));

(xiii) any guarantee (or co-obligation in the case of Finance Holdco) by a Co-obligor or Restricted Subsidiary of Indebtedness or other obligations of Company or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness Incurred by such Co-obligor or such Restricted Subsidiary is permitted under the terms of this Agreement; provided that if such Indebtedness is incurred by a Co-obligor and is by its express terms subordinated in right of payment to the Loans, any such guarantee (or co-obligation in the case of Finance Holdco) of such Co-obligor or such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to the Loans, substantially to the same extent as such Indebtedness of the Co-obligors is subordinated to the Loans;

(xiv) the Incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness or Disqualified Stock or Preferred Stock of a Restricted Subsidiary of the Company which serves to refund, refinance or defease any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued as permitted under Section 6.03(a) and clauses (ii), (iii), (iv), (xiv), (xv), (xix) and (xx) of this Section 6.03(b) or any Indebtedness, Disqualified Stock or Preferred Stock Incurred to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock, including any Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay premiums and fees in connection therewith (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

1. has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Indebtedness, Disqualified Stock and Preferred Stock being refunded or refinanced that were due on or after the date one year following the maturity date of the Loans were instead due on such date one year following the maturity date of the Loans;

2. has a Stated Maturity which is not earlier than the earlier of (x) the Stated Maturity of the Indebtedness being refunded or refinanced or (y) 91 days following the maturity date of the Loans;

3. to the extent such Refinancing Indebtedness refinances (a) Indebtedness junior to the Loans, such Refinancing Indebtedness is junior to the Loans or (b) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock;

4. is Incurred in an aggregate amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced plus premium, fees and expenses Incurred in connection with such refinancing;

5. shall not include (x) Indebtedness of a Restricted Subsidiary of the Company that is not Finance Co that refinances Indebtedness of the Company or Finance Co, (y) Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary; and

6. in the case of any Refinancing Indebtedness Incurred to refinance Indebtedness outstanding under clause (iv) or (xix) of this Section 6.03(b), shall be deemed to have been Incurred and to be outstanding under such clause (iv) or (xix) of this Section 6.03(b), as applicable, and not this clause (xiv) for purposes of determining amounts outstanding under such clauses (iv) or (xix) of this Section 6.03(b);

provided, further, that subclauses (1) and (2) of this clause (xiv) shall not apply to any refunding or refinancing of the Loans or any Indebtedness of Opco.

(xv) Indebtedness, Disqualified Stock or Preferred Stock of Persons that are acquired by the Company or any of its Restricted Subsidiaries or merged or amalgamated into a Restricted Subsidiary in accordance with the terms of this Agreement; provided, however, that such Indebtedness, Disqualified Stock or Preferred Stock is not Incurred in contemplation of such acquisition, merger or amalgamation or to provide all or a portion of the funds or credit support required to consummate such acquisition, merger or amalgamation; provided, further, however, that after giving effect to such acquisition and the Incurrence of such Indebtedness either:

1. in the case of Indebtedness, Disqualified Stock or Preferred Stock Incurred by the Company or any of its Restricted Subsidiaries (other than Opco, Finance Co or any Restricted Subsidiary of Opco), (A) the Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in clause (i) of Section 6.03(a); or (B) the Fixed Charge Coverage Ratio of the Company would be greater than immediately prior to such acquisition; or

2. in the case of Indebtedness, Disqualified Stock or Preferred Stock Incurred by Opco, Finance Co or any Restricted Subsidiary of Opco, (A) Opco would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in clause (ii) of Section 6.03(a); or (B) the Fixed Charge Coverage Ratio of Opco would be greater than immediately prior to such acquisition;

(xvi) Indebtedness Incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to the Company or any Restricted Subsidiary other than a Receivables Subsidiary (except for Standard Securitization Undertakings);

(xvii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its Incurrence;

(xviii) Indebtedness of the Company or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued pursuant to the Opco Credit Agreement, in a principal amount not in excess of the stated amount of such letter of credit;

(xix) Contribution Indebtedness;

(xx) Indebtedness of Subsidiaries of the Company Incurred for working capital purposes; and

(xxi) Indebtedness of the Company or any Restricted Subsidiary consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business.

For purposes of determining compliance with this Section 6.03, in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (i) through (xxi) above or is entitled to be Incurred pursuant to Section 6.03(a), the Co-obligors shall, in their sole discretion, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness in any manner that complies with this Section 6.03; provided that all Indebtedness under the Opco Credit Agreement outstanding on August 1, 2006, shall be deemed to have been Incurred pursuant to clause (i) of Section 6.03(b) and the Co-obligors shall not be permitted to reclassify all or any portion of such Indebtedness under the Opco Credit Agreement outstanding on the August 1, 2006. Accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness with the same terms (including any increase to the principal amount of the Loans as a result of the payment of PIK Interest), the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies shall not be deemed to be an Incurrence of Indebtedness for purposes of this Section 6.03. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this Section 6.03.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower U.S. dollar equivalent), in the case of revolving credit debt; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

SECTION 6.04. Limitation on Restricted Payments. (a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i) declare or pay any dividend or make any distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests, including any payment made in connection with any merger, amalgamation or consolidation involving the Company (other than (A) dividends or distributions by the Company payable solely in Equity Interests (other than Disqualified Stock) of the Company; (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities); or (C) dividends or distributions made by the Company on or after the Closing Date with the net proceeds of the Loans;

(ii) purchase or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent of the Company, other than purchases, acquisitions or retirements for value made with the net proceeds of the Loans;

(iii) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness of the Company (other than the payment, redemption, prepayment, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, prepayment, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under clauses (vii) and (ix) of Section 6.03(b)); or

(iv) make any Restricted Investment

(all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(2) (i) with respect to a Restricted Payment by the Company or any Restricted Subsidiary of the Company (other than Opco, Finance Co or any Restricted Subsidiary of Opco), immediately after giving effect to such transaction on a pro forma basis, the Company would have had a Fixed Charge Coverage Ratio of at least 1.75 to 1.00; provided, however, solely for the purpose of determining the Fixed Charge Coverage Ratio under this Section 6.04(a)(iv)(2)(i), any interest expense on Indebtedness of the Company shall be included in Consolidated Interest Expense for purposes of calculating Adjusted EBITDA and Fixed Charges, in each case to the extent not already included therein; and (ii) with respect to a Restricted Payment by Opco, Finance Co or any Restricted Subsidiary of Opco, immediately after giving effect to such transaction on a pro forma basis, Opco could Incur $1.00 of additional Indebtedness under clause (ii) Section 6.03(a); and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries on or after the July 1, 2006 (including Restricted Payments permitted by clauses (i), (iv) (only to the extent of one-half of the amounts paid pursuant to such clause), (vi) and (viii)of Section 6.04(b), but excluding all other Restricted Payments permitted by Section 6.04(b)), is less than the amount equal to the Cumulative Credit.

(b) The provisions of Section 6.04(a) shall not prohibit:

(i) the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Agreement;

(ii) (A) the repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) of the Company or any direct or indirect parent of the Company or Subordinated Indebtedness of the Company or Finance Holdco in exchange for, or out of the proceeds of, the substantially concurrent sale of, Equity Interests of the Company or any direct or indirect parent of the Company or contributions to the equity capital of the Company (other than any Disqualified Stock or any Equity Interests sold to a Subsidiary of the Company or to an employee stock ownership plan or any trust established by the Company or any of its Subsidiaries) (collectively, including any such contributions, “Refunding Capital Stock”); and (B) the declaration and payment of accrued dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company or to an employee stock ownership plan or any trust established by the Company or any of its Subsidiaries) of Refunding Capital Stock;

(iii) the redemption, prepayment, repurchase or other acquisition or retirement of Subordinated Indebtedness of any Co-obligor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of any Co-obligor or any Restricted Subsidiary which is Incurred in accordance with Section 6.03 so long as

(A) the principal amount of such new Indebtedness does not exceed the principal amount of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired plus any fees incurred in connection therewith),

(B) such Indebtedness, if incurred by the Co-obligors is subordinated to the Loans at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, prepaid, repurchased, acquired or retired for value,

(C) such Indebtedness has a final scheduled maturity date equal to or later than the earlier of (x) the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, prepaid, repurchased, acquired or retired or (y) 91 days following the maturity date of the Loans, and

(D) such Indebtedness has a Weighted Average Life to Maturity at the time Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Subordinated Indebtedness being redeemed, repurchased, acquired or retired that were due on or after the date one year following the maturity date of the Loans then outstanding were instead due on such date one year following the maturity date of the Loans;

(iv) the repurchase, retirement or other acquisition (or dividends to any direct or indirect parent of the Company to finance any such repurchase, retirement or other acquisition) for value of Equity Interests of the Company or any direct or indirect parent of the Company held by any future, present or former employee, director or consultant of the Company or any direct or indirect parent of the Company or any Subsidiary of the Company pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate amounts paid under this clause (iv) do not exceed $15.0 million in any calendar year (with unused amounts in any calendar year being permitted to be carried over for the two succeeding calendar years subject to a maximum payment (without giving effect to the following proviso) of $15.0 million in any calendar year); provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(A) the cash proceeds received by the Company or any of its Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) of the Company or any direct or indirect parent of the Company (to the extent contributed to the Company) to members of management, directors or consultants of the Company and its Restricted Subsidiaries or any direct or indirect parent of the Company that occurs after the Closing Date (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend shall not increase the amount available for Restricted Payments under Section 6.04(a)(3)); plus

(B) the cash proceeds of key man life insurance policies received by the Company or any direct or indirect parent of the Company (to the extent contributed to the Company) or the Company’s Restricted Subsidiaries after August 1, 2006;

provided that the Company may elect to apply all or any portion of the aggregate increase contemplated by clauses (A) and (B) above in any calendar year;

(v) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Company or any of its Restricted Subsidiaries issued or incurred in accordance with Section 6.03;

(vi) the declaration and payment of dividends or distributions (a) to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after August 1, 2006, and (b) to any direct or indirect parent of the Company, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent of the Company issued after August 1, 2006; provided, however, that (A) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, (i) in the case of Designated Preferred Stock of the Company or any Restricted Subsidiary of the Company (other than Opco, Finance Co or any Restricted Subsidiary of Opco), the Company would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00 and (ii) in the case of Designated Preferred Stock of Opco, Finance Co or any Restricted Subsidiary of Opco, Opco would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00 and (B) the aggregate amount of dividends declared and paid pursuant to this clause (vi) does not exceed the net cash proceeds actually received by the Company or any Restricted Subsidiary of the Company from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after August 1, 2006;

(vii) Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (vii) that are at that time outstanding, not to exceed $25 million at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(viii) the payment of dividends on the Company’s common stock (or the payment of dividends to any direct or indirect parent of the Company, as the case may be, to fund the payment by such direct or indirect parent of the Company of dividends on such entity’s common stock) of up to 6% per annum of the net proceeds received by the Company from any public offering of common stock of the Company or any direct or indirect parent of the Company;

(ix) Investments that are made with Excluded Contributions;

(x) other Restricted Payments in an aggregate amount not to exceed $50.0 million;

(xi) the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Company or a Restricted Subsidiary of the Company by, Unrestricted Subsidiaries;

(xii) (A) with respect to each tax year or portion thereof that the Company qualifies as a Flow Through Entity, the distribution by the Company to the holders of Equity Interests of the Company (or to any direct or indirect parent of the Company or holders of Equity Interests in such parent); and (B) with respect to any tax year or portion thereof that the Company does not qualify as a Flow Through Entity, the payment of dividends or other distributions to any direct or indirect parent company of the Company that files a consolidated U.S. federal tax return that includes the Company and its subsidiaries, in each case in an amount not to exceed the amount that the Company and its Restricted Subsidiaries would have been required to pay in respect of federal, state or local taxes (as the case may be) in respect of such year if the Company and its Restricted Subsidiaries paid such taxes directly as a standalone taxpayer (or stand-alone group) (and deeming the Company to be a taxpaying corporation and parent of a group if it is a Flow Through Entity);

(xiii) the payment of dividends, other distributions or other amounts or the making of loans or advances by the Company, if applicable:

(A) in amounts required for any direct or indirect parent of the Company, if applicable, to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of any direct or indirect parent of the Company, if applicable, and general corporate overhead expenses of any direct or indirect parent of the Company, if applicable, in each case to the extent such fees and expenses are attributable to the ownership or operation of the Company, if applicable, and its Subsidiaries; and

(B) in amounts required for any direct or indirect parent of the Company, if applicable, to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to the Company or any of its Restricted Subsidiaries and that has been guaranteed by, or is otherwise considered Indebtedness of, the Company Incurred in accordance with Section 6.03;

(xiv) cash dividends or other distributions on the Company’s Capital Stock used to, or the making of loans to any direct or indirect parent of the Company to, fund the Transactions and the payment of fees and expenses incurred in connection with the Transactions or owed by the Company or any direct or indirect parent of the Company, as the case may be, or Restricted Subsidiaries of the Company to Affiliates, in each case to the extent permitted by Section 6.07;

(xv) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(xvi) purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing and the payment or distribution of Receivables Fees;

(xvii) payments of cash, or dividends, distributions or advances by the Company or any Restricted Subsidiary to allow the payment in good faith of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Capital Stock of any such Person;

(xviii) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under Sections 6.06 and 6.08; provided that all Loans elected to be prepaid by Lenders in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value; and

(xix) any payments made, including any such payments made to any direct or indirect parent of the Company to enable it to make payments, in connection with the consummation of the Transactions or as contemplated by the Acquisition Documents (other than payments to any Permitted Holder or any Affiliate thereof);

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (vi), (vii), (x) and (xi) of this Section 6.04(b), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

(c) As of the Closing Date, all of the Company’s Subsidiaries shall be Restricted Subsidiaries other than Bucksport Leasing Company. The Company shall not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated shall be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation shall only be permitted if a Restricted Payment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

(d) Notwithstanding the foregoing provisions of this Section 6.04, (a) if and to the extent Opco or any of its Restricted Subsidiaries would be permitted to make a Restricted Payment (as defined in the applicable Opco Indenture) pursuant to an Opco Indenture as in effect on the Closing Date to the extent Opco Notes thereunder are outstanding at such time, the Company, Opco or any of its Restricted Subsidiaries, as the case may be, shall be permitted to make under this Agreement such Restricted Payment and (b) dividends or distributions by a Restricted Subsidiary of Opco to Opco or another Restricted Subsidiary of Opco that is a direct or indirect parent of such Restricted Subsidiary shall be permitted under this Agreement.

(e) For purposes of this Section 6.04, any payment made on or after July 1, 2006 but prior to the Closing Date shall be deemed to be a “Restricted Payment” to the extent such payment would have been a Restricted Payment had this Agreement been in effect at the time of such payment (and, to the extent that any such Restricted Payment was permitted by clauses (b)(i) through (xix) above, such Restricted Payment may be deemed by the Company to have been made pursuant to such clause).

SECTION 6.05. Dividend and Other Payment Restrictions Affecting Subsidiaries. The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a) (i) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock; or (2) with respect to any other interest or participation in, or measured by, its profits; or (ii) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(b) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(c) sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries;

except in each case for such encumbrances or restrictions existing under or by reason of:

(i) contractual encumbrances or restrictions in effect on the Closing Date, including pursuant to the Opco Credit Agreement, the other Senior Credit Documents, the Opco Indentures and the Opco Notes (and any exchange Opco Notes and guarantees thereof);

(ii) this Agreement and the Loans;

(iii) applicable law or any applicable rule, regulation or order;

(iv) any agreement or other instrument relating to Indebtedness of a Person acquired by the Company or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or any portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(v) contracts or agreements for the sale of assets, including any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(vi) Secured Indebtedness otherwise permitted to be Incurred pursuant to Sections 6.03 and 6.12 that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(vii) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(viii) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(ix) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (c) above on the property so acquired;

(x) customary provisions contained in leases, licenses and other similar agreements entered into in the ordinary course of business that impose restrictions of the type described in clause (c) above on the property subject to such lease;

(xi) any encumbrance or restriction of a Receivables Subsidiary effected in connection with a Qualified Receivables Financing; provided, however, that such restrictions apply only to such Receivables Subsidiary;

(xii) other Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary of the Company that is Incurred subsequent to the Closing Date pursuant to Section 6.03;

(xiii) any Restricted Investment not prohibited by Section 6.04 and any Permitted Investment; or

(xiv) any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xiii) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Co-obligors, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this Section 6.05, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to the Company or a Restricted Subsidiary of the Company to other Indebtedness Incurred by the Company or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

SECTION 6.06. Asset Sales. (a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, cause or make an Asset Sale, unless (x) the Company or any of its Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by the Co-obligors) of the assets sold or otherwise disposed of, and (y) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of:

(i) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Company or any Restricted Subsidiary of the Company (other than liabilities that are by their terms subordinated to the Loans) that are assumed by the transferee of any such assets,

(ii) any notes or other obligations or other securities or assets received by the Company or such Restricted Subsidiary of the Company from such transferee that are converted by the Company or such Restricted Subsidiary of the Company into cash within 180 days of the receipt thereof (to the extent of the cash received), and

(iii) any Designated Non-cash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (iii) that is at that time outstanding, not to exceed the greater of 3.0% of Total Assets and $45.0 million at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value)

shall be deemed to be Cash Equivalents for the purposes of this Section 6.06(a).

(b) Within 395 days after the Company’s or any Restricted Subsidiary of the Company’s receipt of the Net Proceeds of any Asset Sale, the Company or such Restricted Subsidiary of the Company may apply the Net Proceeds from such Asset Sale, at its option:

(i) to repay Secured Indebtedness (and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto) or Indebtedness of a Restricted Subsidiary or Pari Passu Indebtedness (provided that if the Co-obligors shall so reduce Obligations under Pari Passu Indebtedness, the Co-obligors shall equally and ratably reduce Obligations under the Loans by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Lenders to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, the pro rata principal amount of Loans), in each case other than Indebtedness owed to the Company or an Affiliate of the Company; provided, however, that if an offer to repay or repurchase any Indebtedness of any Restricted Subsidiary is made in accordance with the terms of such Indebtedness, the obligation to permanently repay Indebtedness of a Restricted Subsidiary will be deemed to be satisfied to the extent of the amount of the offer, whether or not accepted by the holders thereof, and no Excess Proceeds in the amount of such offer will be deemed to exist following such offer;

(ii) to make an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Company), assets, or property or capital expenditures, in each case used or useful in a Similar Business, or

(iii) to make an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Company), properties or assets that replace the properties and assets that are the subject of such Asset Sale.

In the case of Sections 6.06(b)(ii) and (iii), a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment; provided that (x) such investment is consummated within 545 days after receipt by the Company or any Restricted Subsidiary of the Net Proceeds of any Asset Sale and (y) if such investment is not consummated within the period set forth in subclause (x), the Net Proceeds not so applied will be deemed to be Excess Proceeds (as defined below).

Pending the final application of any such Net Proceeds, the Company or such Restricted Subsidiary of the Company may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Proceeds in Cash Equivalents or Investment Grade Securities. Any Net Proceeds from any Asset Sale that are not applied as provided and within the time period set forth in the first sentence of this Section 6.06(b) (it being understood that any portion of such Net Proceeds used to make an offer to prepay Loans, as described in clause (i) of this Section 6.06(b), shall be deemed to have been invested whether or not such offer is accepted) shall be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $15 million, the Co-obligors shall make an offer to all Lenders (and, at the option of the Co-obligors, to holders of any Pari Passu Indebtedness) (an “Asset Sale Offer”) to prepay the maximum principal amount of Loans (and such Pari Passu Indebtedness), that is an integral multiple of $1,000 that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or, in the event such Pari Passu Indebtedness was issued with significant original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest and Additional Interest, if any (or, in respect of such Pari Passu Indebtedness, such lesser price, if any, as may be provided for by the terms of such Pari Passu Indebtedness), to the date fixed for the closing of such offer, in accordance with the procedures set forth in this Section 6.06; provided, however, notwithstanding the forgoing, in the case of an Asset Sale by Opco or any Restricted Subsidiary of Opco, the Co-obligors shall not be required to make an Asset Sale Offer to the extent Opco is not permitted pursuant to the terms of its outstanding Indebtedness, any other agreement or applicable law to fund such Asset Sale Offer. The Co-obligors shall commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceeds $15 million by providing the notice required pursuant to the terms of Section 6.06(f) to the Administrative Agent. To the extent that the aggregate amount of Loans (and such Pari Passu Indebtedness)

elected to be prepaid pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company and its Restricted Subsidiaries may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Loans (and such Pari Passu Indebtedness) surrendered by lenders thereof exceeds the amount of Excess Proceeds, the Company shall prepay the Loans (and such Pari Passu Indebtedness) to be prepaid in the manner described in Section 6.06(e). Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

(c) [Reserved].

(d) Not later than the date upon which written notice of an Asset Sale Offer is delivered to the Administrative Agent as provided above, the Company shall deliver to the Administrative Agent an Officers’ Certificate as to (i) the amount of the Excess Proceeds, (ii) the allocation of the Net Proceeds from the Asset Sales pursuant to which such Asset Sale Offer is being made and (iii) the compliance of such allocation with the provisions of Section 6.06(b). On such date, the Company shall also irrevocably deposit with the Administrative Agent an amount equal to the Excess Proceeds to be invested in Cash Equivalents, as directed in writing by the Company, and to be held for payment in accordance with the provisions of this Section 6.06. Upon the expiration of the period for which the Asset Sale Offer remains open (the “Offer Period”), the Administrative Agent shall, on the date of purchase, mail or deliver payment to each Lender of Loans elected to be prepaid in the amount of the prepayment price. In the event that the Excess Proceeds delivered by the Company to the Administrative Agent are greater than the prepayment price of the Loans elected to be prepaid, the Administrative Agent shall deliver the excess to the Company immediately after the expiration of the Offer Period for application in accordance with Section 6.06.

(e) Lenders electing to have Loans prepaid shall provide written notice to the Administrative Agent (and the Administrative Agent shall promptly notify the Company) at least three Business Days prior to the prepayment date. Lenders shall be entitled to withdraw their election if the Administrative Agent or the Company receives not later than one Business Day prior to the purchase date, a telegram, telex, facsimile transmission or letter setting forth the name of the Lender, the principal amount of the Loans which was elected to be prepaid by the Lender and a statement that such Lender is withdrawing his election to have such Loans prepaid. If at the end of the Offer Period more Loans (and such Pari Passu Indebtedness) are tendered pursuant to an Asset Sale Offer than the Co-obligors are required to purchase, selection of such Loans for purchase shall be made by the Administrative Agent on a pro rata basis, by lot or by such other method as the Administrative Agent shall deem fair and appropriate (and in such manner as complies with applicable legal requirements). Selection of such Pari Passu Indebtedness shall be made pursuant to the terms of such Pari Passu Indebtedness.

(f) Notices of an Asset Sale Offer shall be mailed by first class mail, postage prepaid, at least 30 but not more than 60 days before the purchase date to the Administrative Agent (and the Administrative Agent shall promptly notify the Lenders).

SECTION 6.07. Transactions with Affiliates. (a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $10.0 million, unless:

(i) such Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(ii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20 million, the Company delivers to the Administrative Agent a resolution adopted in good faith by the majority of the Board of Directors of the Company, approving such Affiliate Transaction and set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (i) above.

(b) The provisions of Section 6.07(a) shall not apply to the following:

(i) (A) transactions between or among the Company and/or any of its Restricted Subsidiaries and (B) any merger of the Company and any direct parent of the Company; provided that such parent shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of the Company and such merger is otherwise in compliance with the terms of this Agreement and effected for a bona fide business purpose;

(ii) Restricted Payments permitted by Section 6.04 and Permitted Investments;

(iii) (x) the entering into of any agreement (and any amendment or modification of any such agreement) to pay, and the payment of, annual management, consulting, monitoring and advisory fees to the Sponsors in an aggregate amount in any fiscal year not to exceed the greater of (A) $2.5 million and (B) 2.0% of EBITDA of Opco and its Restricted Subsidiaries for the immediately preceding fiscal year, and out-of-pocket expense reimbursement; provided, however, that any payment not made in any fiscal year may be carried forward and paid in the following two fiscal years and (y) the payment of the present value of all amounts payable pursuant to any agreement described in clause (iii)(x) of Section 6.07(b) in connection with the termination of such agreement;

(iv) the payment of reasonable and customary fees and reimbursement of expenses paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary or any direct or indirect parent of the Company;

(v) payments by the Company or any of its Restricted Subsidiaries to the Sponsors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are (x) made pursuant to the agreements with the Sponsors described in the Opco Offering Circular or (y) approved by a majority of the Board of Directors of the Company in good faith;

(vi) transactions in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (i) of Section 6.07(a);

(vii) payments or loans (or cancellation of loans) to employees or consultants which are approved by a majority of the Board of Directors of the Company in good faith;

(viii) any agreement as in effect as of the Closing Date or any amendment thereto (so long as any such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous to the Lenders in any material respect than the original agreement as in effect on the Closing Date) or any transaction contemplated thereby as determined in good faith by senior management or the Board of Directors of the Company;

(ix) the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, Acquisition Documents, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Closing Date and any amendment thereto or similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Closing Date shall only be permitted by this clause (ix) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or new agreement are not otherwise more disadvantageous to the Lenders in any material respect than the original agreement as in effect on the Closing Date;

(x) the execution of the Transactions and the payment of all fees and expenses related to the Transactions, including fees to the Sponsors, which are described in the Opco Offering Circular or contemplated by the Acquisition Documents;

(xi) (A) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement, which are fair to the Company and its Restricted Subsidiaries in the reasonable determination of the Board of Directors or the senior management of the Company, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party or (B) transactions with joint ventures or Unrestricted Subsidiaries entered into in the ordinary course of business;

(xii) any transaction effected as part of a Qualified Receivables Financing;

(xiii) the issuance of Equity Interests (other than Disqualified Stock) of the Company to any Person;

(xiv) the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Company or any direct or indirect parent of the Company or of a Restricted Subsidiary of the Company, as appropriate, in good faith;

(xv) the entering into of any tax sharing agreement or arrangement and any payments permitted by Section 6.04(b)(xii);

(xvi) any contribution to the capital of the Company;

(xvii) transactions permitted by, and complying with, Section 5.01;

(xviii) transactions between the Company or any of its Restricted Subsidiaries and any Person, a director of which is also a director of the Company or any direct or indirect parent of the Company; provided, however, that such director abstains from voting as a director of the Company or such direct or indirect parent, as the case may be, on any matter involving such other Person;

(xix) pledges of Equity Interests of Unrestricted Subsidiaries;

(xx) any employment agreements entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(xxi) intercompany transactions undertaken in good faith (as certified by a responsible financial or accounting officer of the Company in an Officers’ Certificate) for the purpose of improving the consolidated tax efficiency of the Company and its Subsidiaries and not for the purpose of circumventing any covenant set forth in this Agreement; and

(xxii) the declaration and payment of dividends to holders of the Company’s Equity Interests on or after the Closing Date with the proceeds received by the Company from the Loans.

Notwithstanding the foregoing provisions of this covenant, if and to the extent any action by Opco or any of its Restricted Subsidiaries is not deemed to be an Affiliate Transaction (as defined in applicable Opco Indenture) under an Opco Indenture as in effect on the Closing Date to the extent Opco Notes thereunder are outstanding at such time, such action by Opco or its Restricted Subsidiaries, as the case may be, shall not be deemed to be an Affiliate Transaction under this Agreement and, therefore, will not be subject to the provisions of this covenant.

SECTION 6.08. Change of Control. (a) Upon a Change of Control, each Lender shall have the right to require the Co-obligors to prepay all or any part of such Lender’s Loans for an amount in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of prepayment, in accordance with the terms contemplated in this Section 6.08; provided, however, that notwithstanding the occurrence of a Change of Control, the Co-obligors shall not be obligated to prepay any Loans pursuant to this Section 6.08 in the event that they have exercised their right to prepay such Loans in accordance with Section 2.14.

(b) Within 30 days following any Change of Control, except to the extent that the Co-obligors have exercised their right to prepay the Loans in accordance with Section 2.14, the Company shall notify the Administrative Agent (who shall notify the Lenders in accordance with the terms of this Agreement) (a “Change of Control Offer”):

(i) that a Change of Control has occurred and that each Lender has the right to require the Co-obligors to prepay such Lender’s Loans at a prepayment price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of prepayment;

(ii) the circumstances and relevant facts and financial information regarding such Change of Control;

(iii) the prepayment date (which shall be no earlier than 30 days nor later than 60 days from the date the Administrative Agent is notified); and

(iv) the instructions determined by the Co-obligors, consistent with this Section 6.08, that a Lender must follow in order to have its Loans prepaid.

(c) Lenders electing to have Loans prepaid shall provide written notice to the Administrative Agent (and the Administrative Agent shall promptly notify the Company) at least three Business Days prior to the prepayment date. Lenders shall be entitled to withdraw their election if the Administrative Agent or the Company receives not later than one Business Day prior to the prepayment date a telegram, telex, facsimile transmission or letter setting forth the name of the Lender, the principal amount of the Loans elected to be prepaid by the Lender and a statement that such Lender is withdrawing his election to have such Loans prepaid.

(d) On the prepayment date, the Co-obligors shall pay the prepayment price plus accrued and unpaid interest to the Lenders entitled thereto.

(e) A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

(f) Notwithstanding the foregoing provisions of this Section, the Co-obligors shall not be required to make a Change of Control Offer upon a Change of Control (i) if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in Section 6.08 applicable to a Change of Control Offer made by the Co-issuers and prepays all Loans elected to be prepaid under such Change of Control Offer or (ii) if, on a pro forma basis after giving effect to such Change of Control transaction, the Company’s Fixed Charge Coverage Ratio would not be lower than its Fixed Charge Coverage Ratio on the date immediately prior to the consummation of the Change of Control transaction.

(g) [Reserved]

(h) [Reserved]

(i) Prior to any Change of Control Offer, the Company shall deliver to the Administrative Agent an Officers’ Certificate stating that all conditions precedent contained herein to the right of the Company to make such offer have been complied with.

SECTION 6.09. Compliance Certificate. The Company shall deliver to the Administrative Agent within 120 days after the end of each fiscal year of the Company, beginning with the fiscal year end on December 31, 2007, an Officers’ Certificate stating that in the course of the performance by the signers of their duties as Officers of the Company they would normally have knowledge of any Default and whether or not the signers know of any Default that occurred during such period. If they do, the certificate shall describe the Default, its status and what action the Company is taking or proposes to take with respect thereto.

SECTION 6.10. Further Instruments and Acts. Upon request of the Administrative Agent, the Company shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Agreement.

SECTION 6.11. Future Guarantors. The Company shall cause each Restricted Subsidiary that is a Domestic Subsidiary (unless such Subsidiary is Finance Holdco or a Receivables Subsidiary) that guarantees any Indebtedness of the Company to execute and deliver to the Administrative Agent a guarantee pursuant to which such Subsidiary will guarantee payment of the Loans. Each guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. Notwithstanding the foregoing, in the event any Restricted Subsidiary rendering a guarantee of the Loans is released and discharged in full from all of its obligations under the guarantees of such other Indebtedness of the Company, then the guarantee of the Loans by such Restricted Subsidiary shall by automatically and unconditionally released or discharged.

The guarantee by any Restricted Subsidiary of Indebtedness of another Restricted Subsidiary at the time that such Indebtedness is also guaranteed by the Company shall not constitute a guarantee of Indebtedness of the Company.

SECTION 6.12. Liens. The Company shall not, directly or indirectly, create, Incur or suffer to exist any Lien on any asset or property of the Company securing Indebtedness unless the Loans are equally and ratably secured with (or on a senior basis to, in the case of obligations subordinated in right of payment to the Loans) the obligations so secured until such time as such obligations are no longer secured by a Lien. The preceding sentence shall not require the Company to secure the Loans if the Lien consists of a Permitted Lien. Any Lien which is granted to secure the Loans under this Section 6.12 shall be automatically released and discharged at the same time as the release of the Lien that gave rise to the obligation to secure the Loans under this Section 6.12.

SECTION 6.13. Limitation on Business Activities of Finance Holdco. Finance Holdco will not own any material assets or other property, other than Indebtedness or other obligations owing to Finance Holdco by the Company and its Restricted Subsidiaries and Cash Equivalents, or engage in any trade or conduct any business other than treasury, cash management, hedging and cash pooling activities and activities incidental thereto. Finance Holdco will not Incur any material liabilities or obligations other than its obligations pursuant to this Agreement and other Indebtedness permitted to be Incurred by Finance Holdco under Section 6.03 and liabilities and obligations pursuant to business activities permitted by this covenant. Finance Holdco shall be a Wholly Owned Subsidiary of the Company at all times.

ARTICLE VII

Events of Default

SECTION 7.01. Events of Default.

An “Event of Default” occurs if:

(a) the Co-obligors default in any payment of interest (including any additional interest) on the Loans and such default continues for a period of 30 days,

(b) the Co-obligors default in the payment of principal or premium, if any, of the Loans when due at their Stated Maturity, upon optional prepayment, upon required prepayment, upon declaration or otherwise,

(c) either of the Co-obligors fails to comply with its obligations under Section 5.01,

(d) either of the Co-obligors or any of the Restricted Subsidiaries of the Company fails to comply with any of its agreements in this Agreement (other than those referred to in clause (a), (b) or (c) above) and such failure continues for 60 days after the notice specified below,

(e) either of the Co-obligors or any Significant Subsidiary fails to pay any Indebtedness (other than Indebtedness owing to either of the Co-obligors or a Restricted Subsidiary of the Company) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, in each case, if the total amount of such Indebtedness unpaid or accelerated exceeds $20 million or its foreign currency equivalent,

(f) either of the Co-obligors or any Significant Subsidiary of the Company pursuant to or within the meaning of any Bankruptcy Law:

(i) commences a voluntary case;

(ii) consents to the entry of an order for relief against it in an involuntary case;

(iii) consents to the appointment of a Custodian of it or for any substantial part of its property; or

(iv) makes a general assignment for the benefit of its creditors or takes any comparable action under any foreign laws relating to insolvency,

(g) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against either of the Co-obligors or any Significant Subsidiary of the Company in an involuntary case;

(ii) appoints a Custodian of either of the Co-obligors or any Significant Subsidiary of the Company or for any substantial part of its property; or

(iii) orders the winding up or liquidation of either of the Co-obligors or any Significant Subsidiary of the Company;

(iv) or any similar relief is granted under any foreign laws and the order or decree remains unstayed and in effect for 60 days, or

(h) either of the Co-obligors or any Significant Subsidiary fails to pay final judgments aggregating in excess of $20 million or its foreign currency equivalent (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers), which judgments are not discharged, waived or stayed for a period of 60 days following the entry thereof.

The foregoing shall constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

The term “Bankruptcy Law” means Title 11, United States Code, or any similar Federal or state law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

A Default under clause (d) above shall not constitute an Event of Default until the Administrative Agent notifies the Company that Lenders holding at least 25% in principal amount of the outstanding Loans have notified the Administrative Agent of the Default and the Co-obligors do not cure such Default within the time specified in clause (d) above after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a “Notice of Default.” The Co-obligors shall deliver to the Administrative Agent, within five (5) Business Days after the occurrence thereof, written notice in the form of an Officers’ Certificate of any event which is, or with the giving of notice or the lapse of time or both would become, an Event of Default, its status and what action the Co-obligors are taking or propose to take with respect thereto.

SECTION 7.02. Acceleration. If an Event of Default (other than an Event of Default specified in Section 7.01(f) or (g) with respect to either of the Co-obligors or a Significant Subsidiary) occurs and is continuing, Lenders holding at least 25% in principal amount of outstanding Loans, by notice to the Administrative Agent shall declare that the principal of, premium, if any, and accrued but unpaid interest on all the Loans outstanding is due and payable. Upon the Administrative Agent’s notification to the Company of such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default specified in Section 7.01(f) or (g) with respect to either of the Co-obligors or a Significant Subsidiary occurs, the principal of, premium, if any, and interest on the entire principal amount of the outstanding Loans shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Administrative Agent or any Lenders. The Lenders of a majority in principal amount of the Loans outstanding by notice to the Administrative Agent may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of acceleration. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

In the event of any Event of Default specified in Section 7.01(e), such Event of Default and all consequences thereof (excluding, however, any resulting payment default) shall be annulled, waived and rescinded, automatically and without any action by the Administrative Agent or the Lenders, if within 20 days after such Event of Default arose the Co-obligors deliver an Officers’ Certificate to the Administrative Agent stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged, (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the Loans as described above be annulled, waived or rescinded upon the happening of any such events.

SECTION 7.03. Other Remedies. If an Event of Default occurs and is continuing, the Administrative Agent may pursue any available remedy at law or in equity to collect the payment of principal of or interest on the Loans or to enforce the performance of any provision of this Agreement.

The Administrative Agent may maintain a proceeding even if it does not possess any of the Loans or does not produce any of them in the proceeding. A delay or omission by the Administrative Agent or any Lender in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. To the extent required by law, all available remedies are cumulative.

SECTION 7.04. Waiver of Past Defaults. Provided the Loans are not then due and payable by reason of a declaration of acceleration, the Lenders of a majority in principal amount of the Loans by written notice to the Administrative Agent may waive an existing Default and its consequences except (a) a Default in the payment of the principal of or interest on a Security, (b) a Default arising from the failure to prepay any Loan when required pursuant to the terms of this Agreement or (c) a Default in respect of a provision that under Section 9.01 cannot be amended without the consent of each Lender affected. When a Default is waived, it is deemed cured and the Co-obligors, the Administrative Agent and the Lenders will be restored to their former positions and rights under this Agreement, but no such waiver shall extend to any subsequent or other Default or impair any consequent right.

SECTION 7.05. Control by Majority. The Required Lenders may direct the time, method and place of conducting any proceeding for any remedy available to the Administrative Agent or of exercising any trust or power conferred on the Administrative Agent. However, the Administrative Agent may refuse to follow any direction that conflicts with law or this Agreement or, subject to Article VIII, that the Administrative Agent determines is unduly prejudicial to the rights of any other Lender or that would involve the Administrative Agent in personal liability; provided, however, that the Administrative Agent may take any other action deemed proper by the Administrative Agent that is not inconsistent with such direction. Prior to taking any action under this Agreement, the Administrative Agent shall be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

SECTION 7.06. Limitation on Suits. (a) Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Lender may pursue any remedy with respect to this Agreement unless:

(i) the Lender gives to the Administrative Agent written notice stating that an Event of Default is continuing;

(ii) the Lenders of at least 25% in principal amount of the Loans outstanding make a written request to the Administrative Agent to pursue the remedy;

(iii) such Lender or Lenders offer to the Administrative Agent reasonable security or indemnity satisfactory to it against any loss, liability or expense;

(iv) the Administrative Agent does not comply with the request within 60 days after receipt of the request and the offer of security or indemnity; and

(v) the Lenders of a majority in principal amount of the Loans outstanding do not give the Administrative Agent a direction inconsistent with the request during such 60-day period.

(b) A Lender may not use this Indenture to prejudice the rights of another Lender or to obtain a preference or priority over another Lender.

SECTION 7.07. Rights of the Lenders to Receive Payment. Notwithstanding any other provision of this Agreement, the right of any Lender to receive payment of principal of and interest on the Loans held by such Lender, on or after the respective due dates expressed or provided for in this Agreement, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Lender.

ARTICLE VIII

The Administrative Agent

SECTION 8.01. Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. The Syndication Agent, in its capacity as such, shall have no obligations, duties or responsibilities under this Agreement but shall be entitled to all benefits of this Article VIII.

SECTION 8.02. Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

SECTION 8.03. Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except for its or such Person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Co-obligors, or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of the Co-obligors to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Co-obligors.

SECTION 8.04. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice,

consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Co-obligors), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

SECTION 8.05. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received written notice from a Lender or the Co-obligors referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders, provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders (except to the extent that this Agreement requires that such action be taken only with the approval of the Required Lenders or each of the Lenders, as applicable).

SECTION 8.06. Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Co-obligors shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Co-obligors and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Co-obligors. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of the Co-obligors that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

SECTION 8.07. Indemnification. The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Co-obligors and without limiting the obligation of the Co-obligors to do so), ratably according to their respective portions of the Loans held by such Lenders in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Loans shall have been paid in full, ratably in accordance with their respective portions of the Loans held by such Lenders in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing, provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct. The agreements in this Section 8.07 shall survive the payment of the Loans and all other amounts payable hereunder.

SECTION 8.08. Administrative Agent in Its Individual Capacity. The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Co-obligors, as though the Administrative Agent were not the Administrative Agent hereunder and under the other Loan Documents. With respect to the Loans made by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

SECTION 8.09. Successor Agent. The Administrative Agent may resign as Administrative Agent upon 20 days’ prior written notice to the Lenders and the Co-obligors. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be approved by the Co-obligors (which approval shall not be unreasonably withheld) so long as no Default or Event of Default is continuing, whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

SECTION 8.10. Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If any Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Co-obligors and without limiting the obligation of the Co-obligors to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.

ARTICLE IX

Miscellaneous

SECTION 9.01. Amendments and Waivers.

(a) Without Consent of the Holders.

The Co-obligors and the Administrative Agent may amend this Agreement without notice to or consent of any Lender:

(i) to cure any ambiguity, omission, defect or inconsistency;

(ii) to provide for the assumption by a Successor Company or Successor Co-obligor, as the case may be, of the obligations of the Co-obligors under this Agreement;

(iii) to comply with Article 5;

(iv) to add guarantees with respect to the Loans or to secure the Loans;

(v) to add to the covenants of the Co-obligors for the benefit of the Lenders or to surrender any right or power herein conferred upon the Co-obligors; or

(vi) to make any change that does not adversely affect the rights of any Lender.

After an amendment under this Section 9.01(a) becomes effective, the Company shall mail to the Administrative Agent, who shall promptly notify the Lenders, a notice briefly describing such amendment. The failure to give such notice to the Administrative Agent, or any defect therein, shall not impair or affect the validity of an amendment under this Section 9.01(a).

(b) With Consent of the Holders. The Co-obligors and the Administrative Agent may amend this Agreement with the written consent of the Required Lenders. However, without the consent of each affected Lender of Loans outstanding, an amendment may not:

(i) reduce the principal amount of the Loans whose Lenders must consent to an amendment,

(ii) reduce the rate of or extend the time for payment of interest on the Loans,

(iii) reduce the principal of or change the Stated Maturity of the Loans,

(iv) reduce the premium payable upon the prepayment of the Loans or change the time at which the Loans may be prepaid in accordance with Section 2.14,

(v) make any Loan payable in money other than that stated in this Agreement,

(vi) impair the right of any Lender to receive payment of principal of or premium, if any, and interest on such Lender’s Loans on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Lender’s Loans,

(vii) make any change in Sections 7.04 or 7.07 or the second sentence of this Section 9.01(b), or

(viii) expressly subordinate the Loans to any other Indebtedness.

It shall not be necessary for the consent of the Lenders under this Section 9.01(b) to approve the particular form of any proposed amendment, but it shall be sufficient if such consent approves the substance thereof. After an amendment under this Section 9.01(b) becomes effective, the Co-obligors shall notify the Administrative Agent of such amendment. The failure to give such notice to the Administrative Agent, or any defect therein, shall not impair or affect the validity of an amendment under this Section 9.01(b).

SECTION 9.02. Notices. Except as otherwise set forth herein, all notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile or electronic mail), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three days after being deposited in the mail, postage prepaid, or, in the case of telecopy or electronic mail notice, when received, addressed as follows in the case of the Company and the Administrative Agent, and as set forth on Schedule 2.01 in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto:

The Company:	Verso Paper Finance Holdings LLC 6775 Lenox Center Court Memphis, Tennessee 38115 Attention: Chief Financial Officer Fax: (901) 419-7698

with copies to

Latham & Watkins LLP 885 Third Avenue New York, NY 10022 Attention: Raymond Lin, Esq. Fax: (212) 751-4864

and

Verso Paper Holdings LLC 6775 Lenox Center Court Memphis, Tennessee 38115 Attention: General Counsel Fax: (901) 419-7629

Finance Holdco:	Verso Paper Finance Holdings Inc. 6775 Lenox Center Court Memphis, Tennessee 38115 Attention: Chief Financial Officer Fax: (901) 419-7698

with copies to

Latham & Watkins LLP 885 Third Avenue New York, NY 10022 Attention: Raymond Lin, Esq. Fax: (212) 751-4864

and

Verso Paper Holdings LLC 6775 Lenox Center Court Memphis, Tennessee 38115 Attention: General Counsel Fax: (901) 419-7629

The Administrative Agent:	At the address set forth on Schedule 2.01

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to Section 2.03 shall not be effective until received.

SECTION 9.03. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

SECTION 9.04. Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

SECTION 9.05. Payment of Expenses. The Co-obligors agree (a) to pay or reimburse the Agents for all their reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of counsel to the Agents, (b) to pay or reimburse each Lender and Agent for all its reasonable and documented costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the reasonable fees, disbursements and other charges of counsel to each Lender and of counsel to the Agents, (c) to pay, indemnify, and hold harmless each Lender and Agent from, any and all recording and filing fees and (d) to pay, indemnify, and hold harmless each Lender and Agent and their respective directors, officers, employees, trustees, investment advisors and agents from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including reasonable and documented fees, disbursements and other charges of counsel, with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including, without limitation, any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law or to any actual or alleged presence, Release or threatened Release of Hazardous Materials involving or attributable to the operations of the Company, any of its Subsidiaries or any of their owned real property (all the foregoing in this clause (d), collectively, the “indemnified liabilities”), provided that the Co-obligors shall have no obligation hereunder to the Administrative Agent or any Lender nor any of their respective directors, officers, employees and agents with respect to indemnified liabilities to the extent attributable to (i) the gross negligence or willful misconduct of the party to be indemnified as determined in a final and non-appealable judgment by a court of competent jurisdiction or (ii) disputes among the Administrative Agent, the Lenders and/or their transferees. The agreements in this Section 9.05 shall survive repayment of the Loans and all other amounts payable hereunder.

SECTION 9.06. Successors and Assigns; Participations and Assignments.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Co-obligors may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Co-obligors or without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.06. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and to the Participants (to the extent provided in paragraph (c) of this Section 9.06) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it) by:

(A) providing written notice to the Company; and

(B) obtaining the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed), provided that no consent of the Administrative Agent shall be required for an assignment of any Loan to a Lender, an Affiliate of a Lender or an Approved Fund.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, the amount of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1.0 million , and increments of $1.0 million in excess thereof, unless each of the Company and the Administrative Agent otherwise consents (which consents shall not be unreasonably withheld or delayed), provided that no such consent of the Company shall be required if an Event of Default has occurred and is continuing; provided, further, that contemporaneous assignments to a single assignee made by Affiliates of Lenders and related Approved Funds shall be aggregated for purposes of meeting the minimum assignment amount requirements stated above;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in a form approved by the Administrative Agent (the “Administrative Questionnaire”) and applicable tax forms.

For the purpose of this Section 9.06(b), the term “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section 9.06, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 2.17 and 9.05). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.06 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 9.06.

(iv) The Administrative Agent, acting for this purpose as an agent of the Co-obligors shall maintain at the Administrative Agent’s Landing Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans (the “Register”). Further, the Register shall contain the name and address of the Administrative Agent and the lending office through which each such Person acts under this Agreement. The entries in the Register shall be conclusive, and the Co-obligors, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Co-obligors and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), applicable tax forms, the processing and recordation fee referred to in paragraph (b) of this Section 9.06 and any written consent to such assignment required by paragraph (b) of this Section 9.06, the Administrative Agent shall promptly accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Administrative Agent, sell participations to one or more banks or other entities (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its

Commitments and the Loans owing to it), provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Co-obligors, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.01 that affects such Participant. Subject to paragraph (c)(ii) of this Section 9.06, the Co-obligors agree that each Participant shall be entitled to the benefits of Sections 2.10, 2.11 and 2.17 to the same extent as if it were a Lender (subject to the requirements of those Sections) and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.06. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08(b) as though it were a Lender, provided such Participant agrees to be subject to Section 9.08(a) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.10 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent (which consent shall not be unreasonably withheld).

(d) Any Lender may, without the consent of the Company or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 9.06 shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In order to facilitate such pledge or assignment, the Company hereby agrees that, upon request of any Lender at any time and from time to time after the Company has made the borrowing hereunder, the Company shall provide to such Lender, at the Company’s own expense, a Note, substantially in the form of Exhibit C.

(e) Subject to Section 9.16, the Company authorizes each Lender to disclose to any Participant, secured creditor of such Lender or assignee (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning the Company and its Affiliates that has been delivered to such Lender by or on behalf of the Company and its Affiliates pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Company and its Affiliates in connection with such Lender’s credit evaluation of the Company and its Affiliates prior to becoming a party to this Agreement.

SECTION 9.07. Replacements of Lenders Under Certain Circumstances.

(a) The Co-obligors shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.10, 2.12 or 2.17 or (b) is affected in the manner described in Section 2.10(a)(iii) and as a result thereof of the action described in Section 2.10(b) is required to be taken, with a replacement bank or other financial institution, provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) the Co-obligors shall repay (or the replacement bank or institution shall purchase, at par) all Loans and other amounts (other than any disputed amounts), pursuant to Section 2.10, 2.11, 2.12 or 2.17, as the case may be) owing to such replaced Lender prior to the date of replacement, (iv) the replacement bank or institution, if not already a Lender, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent, (v) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 9.06 (provided that the Co-obligors shall be obligated to pay the registration and processing fee referred to therein) and (vi) any such replacement shall not be deemed to be a waiver of any rights that the Co-obligors, the Administrative Agent or any other Lender shall have against the replaced Lender.

(b) If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 9.01(b) requires the consent of all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, then provided no Event of Default (other than an Event of Default relating to the proposed amendment, waiver, discharge or termination) at issue then exists, the Co-obligors shall have the right (unless such Non-Consenting Lender grants such consent) to replace such Non-Consenting Lender by deeming such Non-Consenting Lender to have assigned its Loans, and its Commitments hereunder to one or more assignees, reasonably acceptable to the Administrative Agent, provided that: (a) all Obligations of the Co-obligors owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment, and (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. No action by or consent of the Non-Consenting Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of such purchase price. In connection with any such assignment, the Co-obligors, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 9.06.

SECTION 9.08. Adjustments; Set-off. (a) If any Lender (a “benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Article VII, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, such benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) After the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Co-obligors, any such notice being expressly waived by the Co-obligors to the extent permitted by applicable law, upon any amount becoming due and payable by the Co-obligors hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Co-obligors. Each Lender agrees promptly to notify the Co-obligors and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

SECTION 9.09. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Company and the Administrative Agent.

SECTION 9.10. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 9.11. Integration. This Agreement and the other Loan Documents represent the agreement of the Co-obligors, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

SECTION 9.12. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 9.13. Submission to Jurisdiction; Consent to Service; Waivers.

(a) Each of the Co-obligors hereby irrevocably and unconditionally:

(i) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;

(ii) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Company at its respective address set forth in Section 9.02 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(v) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 9.13 any special, exemplary, punitive or consequential damages.

(b) By the execution and delivery of this Agreement, each of the Co-obligors acknowledges that it has by separate written instrument, designated and appointed National Corporate Research, Ltd., located at 225 W. 34th Street, Suite 910, New York, NY 10122 (and any successor entity), as its authorized agent upon which process may be served in any suit or proceeding arising out of or relating to this Agreement or the Loan Documents that may be instituted in any federal or state court in the State of New York.

(c) Each of the Co-obligors, to the extent that it has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from setoff or any legal process (whether service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property or assets, hereby waives and agrees not to plead or claim such immunity in respect of its obligations under this Agreement and the other Loan Documents (it being understood that the waivers contained in this paragraph (c) shall have the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976, as amended, and are intended to be irrevocable and not subject to withdrawal for the purposes of such Act).

SECTION 9.14. Acknowledgments. Each of the Co-obligors hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Co-obligors arising out of or in connection with this Agreement or any of the other Credit Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Co-obligors, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Co-obligors and the Lenders.

SECTION 9.15. WAIVERS OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

SECTION 9.16. Confidentiality. The Administrative Agent and each Lender shall hold all non-public information furnished by or on behalf of the Co-obligors in connection with such Lender’s evaluation of whether to become a Lender hereunder or obtained by such Lender or the Administrative Agent pursuant to the requirements of this Agreement (“Confidential Information”), confidential in accordance with its customary procedure for handling confidential information of this nature and (in the case of a Lender that is a bank) in accordance with safe and sound banking practices and in any event may make disclosure as required or requested by any governmental agency or representative thereof or pursuant to legal process or to such Lender’s or the Administrative Agent’s attorneys, professional advisors or independent auditors or Affiliates, provided that unless specifically prohibited by applicable law or court order, each Lender and the Administrative Agent shall notify the Co-obligors of any request by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information, and provided, further, that in no event shall any Lender or the Administrative Agent be obligated or required to return any materials furnished by the Company or any Subsidiary of the Company. Each Lender and the Administrative Agent agrees that it will not provide to prospective Transferees or to prospective direct or indirect contractual counterparties in swap agreements to be entered into in connection with Loans made hereunder any of the Confidential Information unless such Person is advises of and agrees to be bound by the provisions of this Section 9.16.

SECTION 9.17. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the each of the Co-obligors acknowledges and agrees, and acknowledge its Affiliates’ understanding, that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Co-obligors, and its Affiliates, on the one hand, and the Administrative Agent and the other Agents, on the other hand, and each of the Co-obligors is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent and each other Agent each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Co-obligors, or any of its Affiliates, stockholders, creditors or employees or any other

Person; (iii) neither the Administrative Agent nor any other Agent has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Co-obligors with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent or any other Agent has advised or is currently advising the Co-obligors or any of their respective Affiliates on other matters) and neither the Administrative Agent nor any other Agent has any obligation to the Co-obligors or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent and the other Agents and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Co-obligors and its Affiliates, and neither the Administrative Agent nor any other Agent has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent and the other Agents have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Co-obligors has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Co-obligors hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent and the other Agents with respect to any breach or alleged breach of agency or fiduciary duty.

SECTION 9.18. USA PATRIOT Act. Each Lender hereby notifies the Co-obligors that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Co-obligors, which information includes the name and address of the Co-obligors and other information that will allow such Lender to identify the Co-obligors in accordance with the Patriot Act.

SECTION 9.19. Conversion of Currencies.

(a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of the Co-obligors in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, each of the Co-obligors agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Co-obligors contained in this Section 9.19 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

VERSO PAPER FINANCE HOLDINGS LLC

By:	/s/ Robert P. Mundy
Name:	Robert P. Mundy
Title:	Senior Vice President and Chief Financial Officer

VERSO PAPER FINANCE HOLDINGS INC.

By:	/s/ Robert P. Mundy
Name:	Robert P. Mundy
Title:	Senior Vice President and Chief Financial Officer

CREDIT SUISSE, CAYMAN ISLANDS BRANCH as Administrative Agent and as a Lender,

By:	/s/ James Moran
Name:	James Moran
Title:	Managing Director

By:	/s/ Nupur Kumar
Name:	Nupur Kumar
Title:	Associate

CITIGROUP GLOBAL MARKETS INC.,
as Syndication Agent and as a Lender,

By:	/s/ Julie Persily
Name:	Julie Persily
Title:	Managing Director

By:	/s/ Julie Persily
Name:	Julie Persily
Title:	Managing Director